Form 10-K, Exhibit 13
period 1998-12-31
SUSA PARTNERSHIP LP
filed 1999-03-31
CIK 1011991

SELECTED FINANCIAL DATA


Amounts in thousands, except unit and per unit data

                                                                                                    Predecessor       March 1994
                                                                                                    and Company      (inception)
                                                                                                       combined          through
Year ended                                1998             1997             1996             1995          1994(2) Dec. 31, 1994
--------------------------------------------------------------------------------------------------------------------------------
Property revenues                    $ 222,713        $ 160,570        $ 107,309        $  68,007      $  28,432       $  25,834
Property expenses                      117,096           78,796           53,672           34,525         14,307          12,793
--------------------------------------------------------------------------------------------------------------------------------
Income from property operations      $ 105,617        $  81,774        $  53,637        $  33,482      $  14,125       $  13,041
Interest expense, net                $ (36,580)       $ (16,028)       $  (7,557)       $  (2,838)     $  (1,941)      $    (746)
--------------------------------------------------------------------------------------------------------------------------------
Income before minority
 interest and gain on exchange          69,037           65,746           46,080           30,644         12,184          12,295
Gain/(loss) on exchange of
  self-storage facilities                 (284)           2,569              288               --             --              --
Minority interest                          (52)            (381)            (157)            (224)          (212)           (158)
Distribution to preferred
  unitholder                              (769)              --               --               --             --              -
--------------------------------------------------------------------------------------------------------------------------------
Net income                           $  67,932        $  67,934        $  46,211        $  30,420      $  11,972       $  12,137
Basic net income per common unit     $    2.18        $    2.33        $    2.09        $    1.87      $      --       $    1.28
--------------------------------------------------------------------------------------------------------------------------------
Diluted net income per common
  unit                               $    2.17        $    2.31        $    2.07        $    1.86      $      --       $    1.28
Distributions per common unit        $    2.56        $    2.40        $    2.25        $    2.04      $      --       $    1.41
Funds from operations (FFO)(1)       $  96,325        $  84,148        $  57,941        $  38,053      $      --        $ 14,757
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from:
 Operating activities                $  93,714        $  71,930        $  59,758        $  37,775      $  17,491       $  17,828
 Investing activities                 (340,666)        (362,888)        (276,880)        (217,168)      (264,898)       (264,888)
 Financing activities                  248,401          290,518          215,669          178,917        250,525         250,338
--------------------------------------------------------------------------------------------------------------------------------
As of December 31:
 Total assets                       $1,705,653       $1,259,682        $ 845,307        $ 509,525            $--       $ 279,432
 Total debt                            797,124          474,609          198,454          114,275             --           8,373
 Partners' capital                     857,768          764,292          631,980          385,136             --         263,890
--------------------------------------------------------------------------------------------------------------------------------
Units outstanding                   31,469,919       30,463,425       26,626,824       18,587,786             --      13,705,707

(1) Our FFO may not be comparable to similarly titled measures of other REIT's that calculate FFO differently. The definition of FFO is net income, computed in accordance with generally accepted accounting principles, excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, of revenue-producing property and after adjustments for unconsolidated partnerships and joint ventures.

(2) The combined results for 1994 are presented unaudited as they represent the sum of the audited results of the Predecessor for the period January 1, 1994 to March 23, 1994 and the audited results of the Company for the period March 24, 1994 through December 31, 1994.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis of the consolidated financial condition and results of operations should be read together with the Consolidated Financial Statements and Notes thereto. References to "we," "our" or "the Company" refer to SUSA Partnership, L.P., (the "Partnership"). References to the GP refer to Storage USA, Inc., general partner and holder of approximately 88% of the interest in the Partnership.

     The following are definitions of terms used throughout this discussion that will be helpful in understanding our business.

     o PHYSICAL OCCUPANCY means the total net rentable square feet rented as of the date (or period if indicated) divided by the total net rentable square feet available.

     o RENT PER SQUARE FOOT means the annualized result of dividing Gross Potential Income during the period indicated by total net rentable square feet available.

     o ACTUAL RENT PER SQUARE FOOT means average market rate per square foot of rentable space.

     o    NET  RENTAL  INCOME  means  income  from  self-storage   rentals  less
          discounts.

     o DIRECT PROPERTY OPERATING COST means the costs incurred in the operation of a facility, such as utilities, real estate taxes, and on-site personnel. Costs incurred in the management of all facilities, such as accounting personnel and management level operations personnel are excluded.

     o NET OPERATING INCOME ("NOI") means total property revenues less Direct Property Operating Costs.

     o ANNUAL CAPITALIZATION RATE ("CAP RATE")/ YIELD means NOI of a facility divided by the total capitalized costs of the facility.

     o FUNDS FROM OPERATIONS ("FFO") means net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization of revenue-producing property, and after adjustments for unconsolidated partnerships and joint ventures.

                                    OVERVIEW

     During 1998, we continued to invest in our long-term growth by initiating new programs and implementing strategies designed to improve existing operations. We have focused on the following four primary growth strategies:

     o    maintaining   predictable  and  sustainable  internal  growth  through
          continued improvement in operating results at owned properties,

     o    delivering external growth through acquisitions,

     o    investing in development and expansion programs, and

     o creating a new business concept and entity, Storage USA Franchise Corp., to engage in the franchising of our self-storage product.


                            INTERNAL GROWTH STRATEGY

Our internal growth strategy is to pursue an active leasing policy, which includes aggressively marketing available space and renewing existing leases at higher rents per square foot, while controlling expense growth. Our internal growth can be evaluated by examining the "year-over-year" results of our same-store facilities during 1998 and 1997. The same-store facilities include all properties that we owned for the entire period of both comparison years. As such, the same-store pool changes from quarter to quarter and year to year. Development properties and expansions are removed from these groups to avoid skewing the results.

The following table details selected same-store statistics comparing 1998 results to 1997 results at the end of each quarter:







Quarter/Year   Number of    Same-store   Same-store   Same-store      Rent Per      Rent Per    % Increase    Physical     Physical
Ended:        Same-store       Revenue      Expense        NOI %   Square Foot   Square Foot   in Rent Per   Occupancy    Occupancy
              Facilities        Growth       Growth       Growth          1998          1997   Square Foot        1998         1997
-----------------------------------------------------------------------------------------------------------------------------------
March 31             216          5.2%         4.9%         5.3%         $10.46         $9.86         6.1%         86%          86%
June 30              223          6.5%         2.5%         8.1%         $10.53         $9.92         6.2%         89%          88%
September 30         259          6.5%         3.8%         7.6%         $10.32         $9.72         6.3%         89%          89%
December 31          266          6.2%         1.5%         8.2%         $10.63         $9.81         8.4%         87%          87%
Year, 1998           205          5.9%         3.1%         6.9%         $10.69         $9.97         7.2%         87%          87%

The following table details selected same-store statistics comparing 1997 results to 1996 results at the end of each quarter:

Quarter/Year     Number of   Same-store   Same-store    Same-store       Rent Per     Rent Per     % Increase    Physical   Physical
Ended:          Same-store      Revenue      Expense         NOI %    Square Foot  Square Foot    in Rent Per    Occupancy Occupancy
                Facilities       Growth       Growth        Growth           1997         1996    Square Foot         1997      1996
------------------------------------------------------------------------------------------------------------------------------------
March 31               149         5.1%        (7.9%)        11.6%         $ 9.98        $9.38          6.4%           86%       88%
June 30                155         5.7%        (0.2%)         8.1%         $10.07        $9.41          7.0%           88%       90%
September 30           181         6.4%         0.5%          8.7%         $10.10        $9.44          6.8%           88%       89%
December 31            193         5.2%         3.5%          5.8%         $10.30        $9.60          7.3%           86%       87%
Year, 1997             140         5.7%        (1.4%)         8.7%         $10.30        $9.60          7.3%           86%       87%


     In both 1998 and 1997, we aggressively increased our Rent Per Square Foot on facilities we have owned for at least one year, while maintaining Physical Occupancy. We attribute this in part to sales and marketing programs that are customized for each location by facility managers and district managers who have substantial authority and effective incentives. Our policy is to raise rents, rates to existing customers and to new customers, at all of our facilities at least once each year regardless of the occupancy level. This increase typically takes place in the spring, the beginning of our highest rental season. We increase our street rates throughout the year based on facts and circumstances at individual facilities. "Street rate" increases are discounted based on market conditions in certain areas in which we operate. "Street rate increases offset by discounts in 1998 in actual rent per square foot growth of 5.5% and same-store revenue growth of 5.9%. Same-store revenues include income from ancillary services provided at the facility, such as billboard and cellular tower lease revenue. In 1999, we believe we can generate same-store revenue growth of 5.0% to 6.0%, expense growth of 3.0% to 4.0% and NOI growth of 6.0% to 7.0%.

     The following table displays the same-store results for fiscal year 1998 for our 10 largest same-store markets as measured by NOI. Same-store properties for fiscal year 1998 include all properties that we have since January 1, 1997.


                           Number of   % of Total   Same-store Same-store   Same-store
                          Same-store   Same-store      Revenue    Expense        NOI %
Market                    Facilities          NOI       Growth     Growth       Growth
----------------------------------------------------------------------------------------
S. California                     34        18.0%        11.9%       3.7%        15.4%
Baltimore/Washington              19        13.7%         5.4%       1.8%         6.4%
S. Florida                        20        12.2%         2.8%       0.0%         4.1%
N. California                     17        10.8%         8.3%       3.3%         9.7%
Arizona/Tucson                    13         4.8%         4.6%       8.2%         3.2%
Massachusetts                     10         4.6%        10.2%       6.8%        11.5%
Pennsylvania/Philadelphia          7         4.2%         6.4%      -1.3%         9.2%
Tennessee/Nashville                9         3.8%         1.8%      11.9%        -2.1%
Texas/Dallas                       8         3.5%         3.5%       0.1%         5.2%
Nevada/Las Vegas                   7         2.9%         1.5%      -1.3%         2.4%
All same-store facilities        205       100.0%         5.9%       3.1%         6.9%



                          % Change in       % Change in    % Change in    Physical
                           Net Rental   Actual Rent Per       Occupied   Occupancy
Market                         Income       Square Foot    Square Feet        1998
----------------------------------------------------------------------------------
S. California                   11.7%              7.9%           3.5%       88.6%
Baltimore/Washington             4.7%              4.6%           0.0%       89.3%
S. Florida                       2.2%              4.1%          -1.8%       82.1%
N. California                    8.5%             10.8%          -2.1%       92.3%
Arizona/Tucson                   3.9%              6.9%          -2.8%       84.4%
Massachusetts                    9.5%              7.3%           2.0%       92.7%
Pennsylvania/Philadelphia        6.4%              4.8%           1.4%       92.8%
Tennessee/Nashville              2.5%              3.1%          -0.6%       82.7%
Texas/Dallas                     2.8%              2.8%           0.0%       87.3%
Nevada/Las Vegas                 1.2%              2.6%          -1.3%       82.5%
All same-store facilities        5.4%              5.5%         -0.02%       87.4%

Note: These 10 markets cover 78.5% of the same-store NOI.

     We believe that the untapped potential for new customers remains high. Based on surveys that we perform in the fall of each year, 48% of our customers were first-time users in 1998, and 49% in 1997. We believe that this low market penetration, along with an improvement in product quality and continued education of consumers will drive internal and external growth. To reach potential customers we have taken the following steps:


1. We created a marketing department during 1998 and plan to begin targeted marketing campaigns in 1999. We believe that an increased awareness of the Storage USA brand in markets where we have a high concentration of facilities will lead to increased sales.

2. We are in the process of creating a national reservation center. We believe that having the phone answered by professional and knowledgeable site property managers is the most effective way to convert phone calls into rented units. However, the property mangers miss certain calls while servicing other customers or during off-hours. To ensure that these calls are received promptly while the property manager is unavailable, the calls will be transferred to the national reservation center where a knowledgeable Storage USA employee can supply the prospective customer with information about the facility and reserve a unit for the customer. The reservation center can also be reached by dialing a national toll-free number, 1-800-STOR-USA.

3. On March 4, 1999, we announced that we reached an agreement in principle to create a strategic alliance between Budget Group, Inc., ("Budget/Ryder") and Storage USA Franchise Corp. ("Franchise"). Budget/Ryder is the nation's second largest consumer truck rental company with a fleet of approximately 45,600 trucks and over 4,000 locations. This alliance will allow us to capitalize on the synergies that exist between self-storage and truck rental businesses. Subject to the negotiation and execution of definitive agreements, which will require approval of both companies' boards of directors, we expect to gain the following:

     o the exclusive right in the self-storage industry to offer Budget/Ryder truck rentals at our self-storage facilities in selected markets across the country,

     o pre-qualified leads from a pool of over four million customers who call Budget(c) or Ryder's(c) national toll-free number to arrange a truck rental,

     o the right to convert existing and future Storage USA facilities to the new name "Budget Storage USA," as well as the right to market franchises under the name Budget Storage USA,

     o brand-name power through our association with two very well-known national consumer brands - Budget and Ryder.

 Assuming all approvals are received, we expect to close the transaction during the second quarter of 1999.

4. We are a leader in the REIT sector for information technology and have invested in information technology such as linking all our facilities by satellite to provide us with daily information about each facility. This technology will allow management to evaluate and respond to changing conditions at each facility on a daily basis.

We also added significant resources to our human resources department and created a legal department this year. These additions, among others, are a part of our continuing plan to build a quality infrastructure that will keep us operating as a leader in the self-storage and real estate industry.

                            EXTERNAL GROWTH STRATEGY
ACQUISITIONS

     During 1998, we continued to execute our strategy of acquiring ideally located facilities which offer upside potential due to low occupancy rates, non-premium pricing or where our operating strategy and abilities would enhance performance. The acquisition strategy provides both short-term and long-term returns. Once a facility is acquired, we implement Storage USA operating methods, which increase rates and trim excess expenses. We generally acquire properties at Cap Rates between 10.0 and 10.5. Some facilities may be acquired at a Cap Rate higher or lower than this range depending on several factors such as whether the facility is in lease-up or mature and the strategic importance of our location. Our experience demonstrates that the application of our operating methods improves the initial Cap Rate approximately 0.5 to 1.0 per year during the first few years following the acquisition. During 1998, we invested $278.6 million to acquire 59 facilities containing 3.8 million square feet and invested $4.2 million to acquire our partners' interests in three joint ventures.

     The following table summarizes the number of facilities acquired in 1998, 1997 and 1996, the cost, net rentable square feet and the weighted average cost of acquisitions.

                      Number                      Net Rentable       Weighted
Year                      of           Total            Square        Average
Acquired          Facilities           Cost               Feet           Cost
--------------------------------------------------------------------------------
(in thousands, except number of facilities)
1998                   59          $283,000              3,825       $144,000
1997                  119          $353,000              7,183       $146,000
1996                   82          $304,000              5,401       $116,000

      We calculate weighted average cost based on the duration of time for which the acquired facilities were owned during the year. The weighted average cost reflects the dollar amount of acquisitions that will impact our net income during the year of acquisition.

     Included in the facilities acquired in 1997 were six facilities totaling $15.4 million that were acquired in various stages of lease-up. During 1998, 12 facilities totaling $52.5 million were acquired in various stages of lease-up. We will acquire facilities in lease-up from time to time, generally as part of a larger portfolio. These facilities have a lower initial NOI contribution, as they are not yet at stabilized occupancy levels, but have the potential for larger returns as the facility leases up.

     We slowed our acquisition pace in the fourth quarter of 1998 due to capital constraints resulting from softness in the debt and equity markets. Because of the continued softness in the debt and equity markets and the resulting limited availability of traditional financing sources at this time, we are pursuing the use of operational and developmental joint ventures and other related strategies to generate funding for external growth. Under current conditions, we do not anticipate acquiring a significant number of facilities in 1999 beyond those acquired with proceeds from such a joint venture.

     We believe the potential for future acquisitions under a suitable capital environment remains strong due to the highly fragmented nature of the self-storage industry. We are the second largest operator in the industry yet we own or manage only approximately 2.8% of the total square feet in the industry. According to MINI-STORAGE MESSENGER the top ten operators control approximately 17.8%, and the top 50 control approximately 24.6%.

     Our acquisitions strategy entails risks that the acquisitions will fail to perform as expected and that judgements with respect to acquisition prices and costs of improvements may be inaccurate, as well as general real estate investment risks. In addition, there can be no certainty as to the availability of facilities in markets we find attractive and at prices we are willing to pay. In addition, the timing of acquisitions throughout the year may impact our financial performance.


DEVELOPMENT

     During 1998 we continued to grow our development base. We implemented the development strategy to provide long-term gains that could exceed the returns we typically achieve by acquiring facilities. By developing properties, we are able to capitalize on unsaturated markets where suitable acquisition opportunities may be minimal or nonexistent. In evaluating a particular site or market, we consider many factors that are viewed as favorable for self-storage development. We select target markets using a proprietary model developed jointly by Storage USA and Security Capital Research Group. The model combines advanced statistical techniques with a geographic information system and uses these tools to isolate the locations most likely to support a successful self-storage development. During the year, we opened seven newly developed properties at a cost of $30.3 million, adding 536 thousand square feet.

     The following table lists the newly developed properties opened in 1998, 1997 and 1996 and provides data relevant to their operating performance.

                                           Available     Physical                   Development                       1999
                           Number of     Square Feet    Occupancy      Rent Per            Cost                Anticipated
Year Placed in Service    Properties  (in thousands)  at 12/31/98   Square Foot  (in thousands)   1998 Yield*        Yield
--------------------------------------------------------------------------------------------------------------------------
1998                               7            536          32%         $12.55        $30,292           1.9%         4.2%
1997                               5            332          67%         $13.55        $20,214           5.1%        10.0%
1996                               2            125          95%         $19.26         $9,278          14.3%        19.9%


*Note: The yield on the properties placed in service in 1998 is an annualized figure and may not reflect actual results of operations for a full year.

     On average, the newly developed properties that we have opened since 1996 have performed exceptionally well and are achieving returns ahead of our minimum expectations. At a minimum we expect to achieve a yield of 12.5% at the first level of stabilized occupancy, defined as 85% physical occupancy, which we generally expect a facility to reach within 24 months. The two facilities developed in 1996, and one that was opened in 1997 have reached that level during 1998. The yields shown in the table above are based on the entire year's activity and include a portion of the year when the facilities were not all mature. The charts at the top of this page display the physical occupancy and yield trends in the aggregate by months in service for the development properties opened from 1996 through 1998.

Month                     1       2       3       4       5       6       7      8       9      10      11      12
---------------------------------------------------------------------------------------------------------------------
Yield                  -2.30%  -3.53%  -1.89%  -0.76%   0.51%   1.42%   2.27%   3.34%   3.69%   4.44%   4.46%   5.57%
Physical Occupancy      5.11%  12.66%  19.09%  24.91%  29.79%  32.87%  37.51%  41.35%  46.97%  48.04%  50.39%  52.65%
WACC*                    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%
Month                     13      14      15      16      17      18      19     20      21      22      23      24
----------------------------------------------------------------------------------------------------------------------
Yield                   7.04%   8.96%   9.71%  11.12%  12.21%  11.28%  12.40%  12.85%  12.70%  13.60%  13.42%  13.72%
Physical Occupancy     62.22%  63.74%  65.64%  71.23%  79.57%  79.43%  80.29%  81.90%  77.82%  80.35%  84.79%  87.72%
WACC*                    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%    9.8%

*We calculate weighted average cost of capital (WACC) by weighting the cost of debt at actual interest rates at December 31, 1998 with the long-term cost of equity, which was assumed to be 12%.

     Newly developed properties in the lease-up period will incur start-up losses, which will reduce our earnings and FFO. During 1998, the newly developed properties placed in service in 1997 and 1998, including facilities acquired that were in the development stage, and G&A costs attributable to the development and construction departments reduced FFO by $(4.4) million.

     In addition to risks associated with owning and operating established facilities, development of new facilities involves risks relating to delays in construction and lease-up, both of which could reduce our return. We believe that continued favorable supply and demand conditions support our development strategy. According to industry data, estimated construction starts in 1999 have decreased compared to 1998. Barriers to entry, including availability of development capital and the absence in many markets of appropriate zoning for self-storage, contribute to the favorable supply and demand balance in the business.

     The following tables summarize the development in process and the anticipated timing of openings.

                                                                                     Expected Investment
                                                           Number of               -----------------------   Invested      Remaining
                                                          Facilities   Square Feet     Total      Per Foot    to Date     Investment
------------------------------------------------------------------------------------------------------------------------------------
(in thousands except facility and per square foot
figures)
Developments under construction                           12              870         $49,886      $ 57.34    $29,451        $20,435
Developments in planning/design                           20            1,601         $94,474      $ 59.01    $20,453        $74,021
------------------------------------------------------------------------------------------------------------------------------------
Total development in process                              32            2,471        $144,360      $ 58.42    $49,904        $94,456


                                                                   Expected to be placed in service
                                    -----------------------------------------------------------------------------------------------
                                             Q1 1999        Q2 1999          Q3 1999         Q4 1999          2000           Total
-----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
Development properties                       $19,825        $15,677          $20,516         $28,821       $59,521         $144,360


     Development projects underway are concentrated in the Baltimore-Washington area, New England, New York, New Jersey, Illinois and Northern California.

EXPANSIONS

     To take advantage of areas where we operate and demand continues to exceed the current supply, we actively review our portfolio for expansion opportunities. The following table supplies information about the expansions completed in 1998 and 1997.

                                                      Available
                                      Average       Square Feet     Physical                       Expansion
   Year Placed       Number of  % Increase in   After Expansion    Occupancy        Rent Per            Cost
   In Service       Facilities    Square Feet    (IN THOUSANDS)  at 12/31/98     Square Foot  (IN THOUSANDS)
   ---------------------------------------------------------------------------------------------------------
   1998                 6             45%               429           66%           $11.25         $5,443
   1997                 8             35%               579           78%           $10.61         $6,610

For the facilities expanded in 1997 and 1998, NOI increased rapidly after the expanded portion was opened and on average grew 41% within the first twelve months. Expanded facilities have the potential to reach yields higher than the original facility's yield because many expenses, such as the property manager's salary or office expenses, do not increase with the expansion. Thus, we have increased our investment in our expansion program. The expansions in process and the anticipated timing of opening those expansions are shown in the below two tables.

                                                                                        Expected Investment
                                                            Number of                   --------------------  Invested    Remaining
                                                           Facilities  Square Feet        Total     Per Foot   to Date   Investment
------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT FACILITY AND PER SQUARE FOOT FIGURES)
Expansions under construction                                  7          173            $8,942       $52      $6,240       $2,702
Expansions in planning/process                                26          516           $28,926       $56      $5,189      $23,737
------------------------------------------------------------------------------------------------------------------------------------
Total expansions in process                                   33          689           $37,868       $55     $11,429      $26,439

                                                               Expected to be placed in service
                               -------------------------------------------------------------------------------------------------
                                        Q1 1999          Q2 1999        Q3 1999          Q4 1999            2000           Total
--------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
Expansion  facilities                   $7,002            $8,169         $6,430            $340          $15,927         $37,868


FRANCHISING

Storage USA Franchise Corp. ("Franchise") was established in 1996. We own a 97.5% economic interest in Franchise. The investment is intended to enhance our short and long-term income streams and to provide a potential pipeline of future acquisitions that have been designed and constructed to Storage USA standards. Franchise offers a turnkey package including access to capital, analysis of potential markets and sites, facility design, general contractor services and facility management.

     We consider developing franchised self-storage facilities an attractive complement to our own development program and we receive several advantages in developing facilities through franchising:

     o Most sites are brought to us by developers who are knowledgeable about the area they wish to develop.

     o If chosen as the general contractor, Franchise receives a fee for its service.

     o If we lend the funds for construction, Franchise typically receives an equity interest in the facility.

     o We receive management fee income and, if applicable, interest from the onset of the project.

Typically, loans are 80%-90% loan-to-cost at the prime rate plus one-half percentage point. The equity interest allows Franchise to share in 40% to 45% of the positive cash flows of the facility and in the profits if the facility is sold at a profit. Due to our equity participation in the underlying projects (through our 97.5% economic interest in Franchise) all related activity is being accounted for as direct investments in advances and to real estate joint ventures. We have a right of first refusal to purchase all of the franchised properties. With the right of first refusal provision, the franchised facilities in total represent approximately $400 million in potential future acquisitions. If we should choose to exercise that right, the equity ownership allows us to acquire these facilities with a smaller investment and thus at a higher yield than a typical acquisition. The table at the bottom of this page lists the number of franchises at December 31, 1998 and 1997.

                                             1998                                             1997
                   ----------------------------------------------   ---------------------------------------------
                             With         Without                             With         Without
                           Equity          Equity                           Equity          Equity
                    Participation   Participation          Total     Participation   Participation         Total
                   ----------------------------------------------   ---------------------------------------------
Open and operating             27              13             40                 6               2             8
    In development             27              13             40                18              24            42
  In due diligence              6               8             14                 6              17            23
                   ----------------------------------------------   ---------------------------------------------
 Total franchisees             60              34             94                30              43            73

      During 1998, Franchise opened 32 developed facilities, 21 of which it has an equity interest in. Of the 27 facilities opened in 1997 and 1998 in which we had equity participation, most are in lease-up and as such have yet to generate positive cash flow. We will realize the value of these equity participations in future periods as the franchised facilities lease-up and produce positive cash flows. The estimated value of these arrangements is approximately $11 million, which was calculated by taking the present value of the anticipated cash distributions from these projects. The pipeline of franchisees is also strong with 40 facilities in development and 14 in due diligence. The popularity of Franchise's loan program has increased and we expect Franchise to have an equity interest in 64% of the franchised facilities at December 31, 1998, as opposed to 1997 when the percentage was 41% (this figure is subject to change, as franchisees in the due diligence stage have not definitively chosen which arrangement they will use).

     At December 31, 1998, we have committed to advance $174.4 million, of which $113.4 has been funded, and have guaranteed $20.9 million, of which $14.3 million has been funded by a third party.

                              RESULTS OF OPERATIONS

           The following table reflects selected income and expense categories, for the years ended 1998, 1997 and 1996, based on a percentage of total revenues, and is referred to in the discussion that follows:

For the year
ended December 31,                       1998              1997              1996
----------------------------------------------------------------------------------
REVENUES
Rental income                            97.6%             98.3%             97.9%
Other income                              2.4%              1.7%              2.1%
-----------------------------------------------------------------------------------
Total income                            100.0%            100.0%            100.0%
EXPENSES
Property operations                      25.6%             24.8%             27.2%
Taxes                                     8.3%              7.9%              8.3%
General and administrative                5.2%              4.2%              3.8%
----------------------------------------------------------------------------------



     Rental income increased $59.5 million, or 37.7% in fiscal year 1998 and $52.7 million, or 50.2% in fiscal year 1997. These increases are primarily a result of our acquisition of the following facilities in 1998 and 1997.


                                1997                 1998
---------------------------------------------------------
Number of facilities              59                  119
Rentable square feet(000)'s    3,800                7,200

     For more details on our acquisitions see "External Growth Strategy-Acquisitions." The current year acquisitions added $20.7 million in rental income in 1998 and $21.7 million in 1997. The remainder of the increase in rental income is primarily a result of recognizing a full year of rental income on the previous year's acquisitions and our internal growth. Same-store results are more fully discussed in the section "Internal Growth Strategy".

     Other income grew $2.6 million in fiscal year 1998 and $554 thousand in fiscal year 1997. The increase in other income is primarily due to growth in management fees from new management contracts and increases in truck rental and billboard/cellular tower income attributable to acquisitions in those years.

     As a percentage of revenues, cost of property operations and maintenance declined from 27.2% in 1996 to 24.8% in 1997 and increased slightly to 25.6% in 1998. The trend as a percentage of revenues is for cost of property operations to decrease over time due to same-store revenue growth outpacing expense growth. In 1998, this trend was offset from having a larger number of newly developed properties open and facilities being acquired while in lease-up stage. As these facilities have not yet reached their full revenue potential and expenses are relatively fixed, the cost of property operations as a percentage of revenues tends to be higher.

     Tax expense as a percentage of revenues was 8.3% in 1998, 7.9% in 1997 and 8.3% in 1996. Tax expense as a percentage of revenues trends down as a result of revenue growth outpacing tax expense growth. In 1998 this trend was offset by the impact discussed above of the larger number of facilities in lease-up.

     General and administrative expense ("G&A") as a percentage of revenues increased during 1998 to 5.2% from 4.2% in 1997 and from 3.8% in 1996. G&A increased $4.9 million in 1998 as compared to 1997 and $2.6 million in 1997 as compared to 1996. The growth in G&A is a result of the expansion of our administration, acquisition and development, management information systems, human resources, and legal departments in connection with the implementation of our internal and external growth strategy.

     The increase in depreciation and amortization expense by $10.2 million in 1998 and $7.1 million in 1997 primarily reflects our acquisition of approximately $213 million of depreciable assets in 1998, $258 million in 1997 and $222 million in 1996.

     Interest expense was $45.5 million in 1998, $18.1 million in 1997 and $8.2 million in 1996. The interest expense was primarily from the sources listed in the table at the bottom of this page and was offset by capitalized interest.

                                     1998                           1997                            1996
                          ----------------------------   -----------------------------   -----------------------------
                           Weighted          Weighted     Weighted           Weighted     Weighted          Weighted
                            Average           Average      Average            Average      Average           Average
Debt                      Borrowing     Interest Rate    Borrowing      Interest Rate    Borrowing     Interest Rate
----------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
Notes payable             $ 494,200             7.41%     $172,877              7.22%     $ 16,164             7.00%
Lines of credit           $  78,900             6.73%     $ 45,610              6.96%     $ 92,200             6.99%
Mortgages payable         $  55,281             9.76%     $ 39,304              9.95%     $ 10,972             9.95%
Other borrowings          $  14,400             7.50%     $    -                  -       $    -                 -


     Interest expense will continue to rise in 1999 as the $200 million of notes payable issued in 1998 will be outstanding for the entire year and additional borrowings on the lines of credit may occur in the upcoming year. For a more detailed review of 1998 financing see the section entitled "Liquidity and Capital Resources."

     Interest income grew to $9.0 million from $2.1 million in 1997 and $687 thousand in 1996. Approximately $6.0 million of the increase in 1998 and $1.1 million of the increase in 1997 is from interest earned on advances from us to franchisees of Franchise. We expect that this income will continue to grow as we make further investments in this program. The remainder of the increase is from interest earned on amounts outstanding under the GP's 1995 Employee Stock Purchase and Loan Plan and earnings on overnight deposits.

     Gain/(loss) on exchange of storage facilities of ($284) thousand in 1998, $2.6 million in 1997 and $288 thousand in 1996 represents gains/(losses) on the disposition of our investments in storage facilities that were exchanged for cash and other self-storage facilities. In 1998 we sold one property in California. In 1997 we exchanged six properties in Illinois, South Carolina and Louisiana for eight properties in Tennessee and Oklahoma. In 1996 we exchanged one facility in Florida for two in Oklahoma.


                         LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities was $93.7 million in 1998 as compared to $71.9 million in 1997 and $59.8 million in 1996. These increases are primarily a result of the significant expansion of our property portfolio. The items affecting the operating cash flows are discussed more fully in the "Results of Operations" section.

     Cash used in investing activities of $341 million in 1998, $363 million in 1997 and $277 million in 1996 was primarily invested in the acquisition of self-storage facilities. In 1998 we received $1.7 million in proceeds from the sale of a self-storage facility, and in 1997, we received $10.2 million in cash in an exchange transaction in which we exchanged several facilities with another self-storage REIT. In addition to acquisitions, we invested $58.9 million, $40.9 million and $3.8 million in 1998, 1997 and 1996, respectively, for development land and construction. There were 32 development properties and 33 expansions in process with $61.3 million invested at December 31, 1998. The total budget for these properties is $182.2 million with $120.9 million remaining to be invested. We also provided financing to franchisees of Franchise during 1998 and 1997 in the amount of $81.6 million and $24.5 million respectively. We have $61.1 million of Franchise loan commitments to fund as of December 31, 1998.

     We initially fund our capital requirements primarily through the available lines of credit with the intention of refinancing these with long-term capital in the form of equity and debt securities. The lines of credit bear interest at various spreads over LIBOR. In December 1997, the available credit under these lines was increased from $105 million to $190 million. Amounts outstanding under the lines of credit bore interest at a weighted average rate of 6.55% in February 1999. We had net borrowings in 1998 of $38.9 million and net repayments during 1997 and 1996 of $20.9 million and $54.9 million, respectively.

     Between November 1996 and July 1998, we issued $600 million of notes payable. The notes are unsecured obligations of the Partnership, and may be redeemed at any time at the option of the Partnership, subject to a premium payment and other terms and conditions. The combined notes carry a weighted average interest rate of 7.37% and were issued at a price to yield a weighted average of 7.42%. The terms of the notes are staggered between seven and thirty years, maturing between 2003 and 2027.

     We are restricted on the amount of debt we can incur under the Amended and Restated Unsecured Revolving Credit Agreement dated December 23, 1997, with the First National Bank of Chicago and various other banks. According to these covenants, we must maintain the following:

                                                     Minimum         Amount at
Covenant                                              Amount          12/31/98
-------------------------------------------------------------------------------
Debt service coverage ratio                  >  or  =   2.5x             2.82x

Consolidated tangible net worth          > or = $772 million      $971 million

Debt to Total Tangible Assets                  <  or  =  45%             44.7%

Secured Indebtedness to
    Total Tangible Assets                      <  or  =  15%              5.2%

Unencumbered assets to consolidated
    senior unsecured Indebtedness                   >  2.25x             2.29x

Annualized consolidated cash flow to
    consolidated total indebtedness                 >    15%             20.3%



     Several covenants under the $150 million line of credit with The First National Bank of Chicago and various other commercial banks were modified for the third and fourth quarters of 1998. The limit for the ratio of "consolidated total indebtedness to total tangible assets" was increased from no greater than 45% to no greater than 50% and the limit for the ratio of "unencumbered assets to consolidated senior unsecured indebtedness" was lowered from no less than 2.25x to no less than 2.00x. We are actively renegotiating the line of credit with the bank group and expect to conclude negotiation by the end of the first quarter of 1999. It is likely that the renegotiated terms will include a slight increase in our borrowing rate. Our debt policy, which is subject to change at the discretion of our Board of Directors, is to limit total indebtedness to the lesser of 50% of total assets at cost or that amount that will sustain a minimum debt service coverage ratio of 2.5:1.

     We assumed $28.1 million of mortgages on facilities acquired during 1998, $7.1 million in 1997 and $37.3 million in 1996. During 1998 and 1997, $3.3 million and $12.1 million of mortgages were paid off, respectively. At December 31, 1998, we had $70.3 million of fixed rate mortgages with a weighted average interest rate of 10.05 % and $8.4 million of variable rate mortgages with a weighted average interest rate of 8.42 %. These mortgages mature at various dates through 2021.

     In 1997, the GP issued 2.5 million shares of common stock for an aggregate purchase price of $90.4 million. The GP issued 92 thousand shares of common stock valued at $3.5 million in exchange for self-storage properties in 1997. The GP also issued shares of common stock to our officers in exchange for notes receivable valued at $2.3 million in 1998, $4.4 million in 1997, and $3.5 million in 1996 in accordance with the GP's 1995 Stock Plan. During 1996, pursuant to the Strategic Alliance Agreement, and related Stock Purchase Agreement, with Security Capital U.S. Realty ("USRealty") an affiliate of Security Capital Group, USRealty purchased 7.0 million shares of common stock at $31.30 per share in three fundings. USRealty owned approximately 42% of the GP's common stock as of December 31, 1998. The proceeds from the issuance of common stock in the GP were contributed to the Partnership in exchange for Units and were used to repay indebtedness under the Company's lines of credit, to fund the purchase of acquisitions and for working capital.

     In November 1998, we issued $65 million of 8.875% Cumulative Redeemable Preferred Partnership Units in a private placement. The proceeds from the issuance were used to pay down the line of credit.

     Sometimes we acquire facilities in exchange for Units. The units are redeemable after one year for cash or, at the GP's option, shares of the GP's common stock. Sellers taking units instead of cash are able to defer recognizing a taxable gain on the sale of their facilities until they sell or redeem their units. We believe our ability to offer this tax-advantaged form of consideration improves our chances of successfully negotiating acquisitions. The following units were issued from 1996 to 1998:

                     1998                 1997                1996
-------------------------------------------------------------------
(in thousands)
Units                  920                  949                 901
Value             $ 34,600             $ 35,700            $ 30,700

     These Units were issued in exchange for self-storage facilities or entities owning self-storage facilities. At December 31, 1998, we had 3.7 million Units outstanding of which the following Units were redeemable:

     o 82 thousand Units for an amount equal to their fair market value ($2.6 million, based upon a price per Unit of $32.3125 at December 31, 1998) payable in cash or, at our option, by a promissory note payable in quarterly installments over two years with interest at the prime rate.

     o 2.6 million Units for amounts equal to the then fair market value of their Units ($85.3 million, based upon a price per Unit of $32.3125 at December 31, 1998) payable by us in cash or, at our option, in shares of the GP's common stock at the initial exchange ratio of one share for each Unit.

    We anticipate that the source of funds for any cash redemption will be retained cash flow or proceeds from the future sale of our securities or other indebtedness. We have agreed to register any shares of the GP's common stock issued upon redemption of Units under the Securities Act of 1933.

     We expect to finance our long-term external growth strategy primarily through the issuance of debt and equity (common and preferred) securities. On January 21, 1998, the GP and the Partnership filed a joint shelf registration statement with the Securities and Exchange Commission relating to $900 million of securities, including up to $500 million of common stock, preferred stock, depositary shares and warrants of the GP and up to $400 million of unsecured, non-convertible senior debt securities of the Partnership. An additional $150 million of equity securities are issuable under a previous shelf registration statement. At December 31, 1998, we can issue under these registration statements up to $650 million of common stock, preferred stock, depositary shares and warrants of the GP and $250 million of unsecured, non-convertible senior debt securities of the Partnership.

     Through 2000, we have committed to fund our development in process of approximately $120.9 million and committed to finance franchisees for approximately $61.1 million. As a general matter, we utilize our lines of credit as an interim source of funds to acquire and develop self-storage facilities and to provide financing to franchisees. We anticipate repaying the credit lines using longer-term debt or equity when management determines that market conditions are favorable. We believe that borrowings under our credit facilities combined with cash from operations will provide us with necessary liquidity and capital resources to meet the funding requirements of our firm commitments through the end of 1999. The decline in the real estate debt and equity markets in 1998 may impair our ability access these markets on favorable terms in 1999, which will adversely impact our ability to maintain our historical external growth activity. As a result of commitments discussed above, we may need to enter the debt or equity markets in 2000 under unfavorable terms. We are pursuing the use of operational and development joint ventures and other related strategies to generate additional cash funding.

     We expect to incur approximately $4.0 million for scheduled maintenance and repairs during the next twelve months and approximately $9.7 million to conform facilities acquired from 1994 to 1998 to our standards.


            QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to certain financial market risks, the most predominant being fluctuations in interest rates. We monitor interest rate fluctuations as an integral part of our overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on our results. The effect of interest rate fluctuations historically has been small relative to other factors affecting operating results, such as rental rates and occupancy.

     Our operating results are affected by changes in interest rates primarily as a result of borrowing under our lines of credit. If interest rates increased by 25 basis points, our annual interest expense would have increased by approximately $183 thousand, based on balances outstanding during the year ending December 31, 1998.


                          FUNDS FROM OPERATIONS ("FFO")

     We believe FFO should be considered in conjunction with net income and cash flows to facilitate a clear understanding of our operating results. FFO should not be considered as an alternative to net income, as a measure of our financial performance or as an alternative to cash flows from operating activities as a measure of liquidity. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. We follow the National Association of Real Estate Investment Trust's definition of FFO. Our FFO may not be comparable to similarly titled measures of other REITs that calculate FFO differently. In calculating FFO per share, we add back only depreciation and amortization of revenue-producing property. As such, Our FFO and FFO per share may not be comparable to other REITs that may add back total depreciation and amortization.

     The following table illustrates the components of our FFO for the years ended December 31, 1998, 1997 and 1996:

                                       Year   ended   Year  ended  Year  ended
                                       December 31,  December 31,  December 31,
                                               1998          1997          1996
-------------------------------------------------------------------------------
(in thousands except per share data)
Net income allocated to common
  unitholders                              $ 67,932      $ 67,934      $ 46,211
(Gain)/loss on sale of assets                   284        (2,569)         (288)
Total depreciation & amortization            29,880        19,667        12,618
Less: depreciation of non-revenue
  producing assets                           (1,771)         (884)         (753)
Amortization of non compete                      --            --            83
Amortization of lease
  Guarantees                                     --            --            70
--------------------------------------------------------------------------------
Consolidated FFO available to common
  unitholders                                96,325        84,148        57,941
--------------------------------------------------------------------------------
Weighted average diluted common units        31,271        29,366        22,270
================================================================================
Distributions per common unit                $ 2.56        $ 2.40        $ 2.25
--------------------------------------------------------------------------------
Payout ratio                                   82.8%         83.0%         85.9%
--------------------------------------------------------------------------------

     As a qualified REIT, the GP is required to distribute a substantial portion of its net income as dividends to its shareholders. While our goal is to generate and retain sufficient cash flow to meet our operating, capital and debt service needs, the GP's dividend requirements may require us to utilize our bank lines of credit and other sources of liquidity to finance property acquisitions and development, and major capital improvements. See "Liquidity and Capital Resources" section.



COMPETITION

We monitor the development of self-storage facilities in our markets. We have facilities in several markets where we believe overbuilding has occurred, including the following:


     o   Atlanta, GA (1.6% of portfolio square footage, "sq. ft.")  o   Nashville, TN (3.0% sq. ft.),
     o   Las Vegas, NV (2.8% sq. ft.),                              o   Portland, OR (0.7% sq. ft.), and
     o   Albuquerque, NM (2.2% sq. ft.),                            o   Dallas, TX (4.0% sq. ft.).

     In these markets we may experience a minimal reduction in Physical Occupancy and less growth in rental rates than other markets. As a result of the geographic diversity of our portfolio, we do not expect the potential for excess supply in these markets to have a significant impact on our financial condition or results of operations.

INFLATION

We do not believe that inflation has had or will have a direct effect on our operations. Substantially all of the leases at the facilities allow for monthly rent increases, which provide us with the opportunity to achieve increases in rental income as each lease matures.

SEASONALITY

Our revenues typically have been higher in the third and fourth quarter primarily because we increase our rental rates on most of our storage units at the beginning of May. This also occurs to a lesser extent because self-storage facilities tend to experience greater occupancy during the late spring, summer, and early fall months due to the greater incidence of moves during those periods. We believe that our tenant mix, rental structure, and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, we do not expect seasonality to materially affect distributions to shareholders.

YEAR 2000 COMPLIANCE

Many computer programs process transactions using two digits for the year of the transaction rather than four digits (i.e. "98" for the year 1998). Systems that process Year 2000 transactions with the year "00" may encounter significant processing inaccuracies or inoperability. Our failure to address these systems could result in a material adverse effect on our operations.

We are carrying out our plan to ensure that all of our computer systems are Year 2000 ("Y2K") compliant. We have three phases to our Y2K plan. Phase one included determining the scope of the issue, assigning responsible parties and proposing solutions to the issue. This phase was completed in July 1998. Phase two includes researching and testing all of our systems and documenting their Y2K compliance. We have substantially completed this phase and estimate finishing by the end of the first quarter of 1999. The third phase involves implementing the necessary changes, if any, by the end of the second quarter of 1999. We have grouped all of our systems into three categories based on their importance in operating our facilities: critical, moderate and minimal. All critical, moderate and minimal systems have been documented as Y2K compliant with the following exceptions:

o The job costing system that we used in 1997 is not Y2K compliant. However, this system is being phased out for other reasons. New construction projects are being accounted for on a product that is Y2K compliant and jobs that were started under the old software will continue to be accounted for on the old system until completion of those projects, which is estimated to in the first quarter of 1999.

o The phone system in our Columbia, MD regional office was not Y2K compliant but was replaced in March of 1999 primarily for reasons unrelated to the Y2K issue.

o The gate and security systems at some of our self-storage properties have not been documented as being Y2K compliant. Once these vendors are surveyed and tested, we are planning on replacing all non-compliant gate and security systems. The cost of replacement varies by facility and has not yet been determined.

     We have solicited our key vendors, including financial institutions, to determine their state of readiness with respect to Y2K issues and are currently following up with vendors who did not reply. Those vendors who are not prepared for the Y2K issues will be replaced.

     In the worst case scenario, we expect that we would be required to operate our facilities manually for a limited period of time. This would include operating the gate systems manually and manually tracking customer information. We believe we can operate in this manner for a limited period of time without suffering any material adverse effect on operations. Because there are a limited number of critical systems that we believe may have Y2K issues, we have restricted our contingency plan to these systems.

     Because we have invested in new technology over the past few years, most systems were Y2K compliant at the onset of this plan. Our management has spent time investigating the Y2K matter and other than the cost of this time we have only incurred minor expenses for off-the-shelf software to aid in the testing. The systems we have found not to be compliant are in the process of being replaced for operational reasons not related to the Y2K issue. With the possible exception of the gate and security systems, we do not anticipate incurring any costs outside of personnel time directly related to the Y2K issue but will not know for certain until all systems are documented. As such, with the information currently available, we anticipate that conforming our systems to be Y2K compliant will not have a material impact on our financial position or results of operation.

     The preceding discussion is based on management's best estimates, which were derived utilizing numerous assumptions of future events including the availability of certain resources, third party modifications and other factors. However, there can be no assurances that these estimates will be achieved and actual results could differ materially from those expected.


RECENT ACCOUNTING DEVELOPMENTS

See Note 2 "Accounting Policies-Segment Reporting," and Note 14, "Recent Accounting Developments" in the Notes to Consolidated Financial Statements.

QUALIFICATION AS A REIT

     The GP has operated and intends to continue to operate so as to qualify as a REIT under the federal income tax laws. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. There are no controlling authorities that deal specifically with many tax issues affecting a REIT that operates self-storage facilities. The determination of various factual matters and circumstances not entirely within its control may affect its ability to qualify as a REIT.

     New regulations, administrative interpretations or court decisions could adversely affect the GP's qualification as a REIT or the federal income tax consequences of such qualification. If the GP were to fail to qualify as a REIT in any taxable year, it would not be allowed a deduction for distributions to shareholders in computing our taxable income. The GP also would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the GP also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. As a result, the cash available for distribution to shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election.

     On February 1, 1999, the Clinton Administration released a budget proposal for fiscal year 2000, which contains provisions that, if enacted, would affect us (the "REIT Proposal"). The REIT Proposal would overhaul the tax rules applicable to taxable REIT subsidiaries. In particular, the REIT Proposal would allow a us to own all of the stock in the following two types of taxable REIT subsidiaries:

     o QUALIFIED BUSINESS SUBSIDIARIES (QBSs) could perform activities unrelated to our tenants, such as third-party management, development and other independent business activities, as well as provide "customary" services to our tenants.

     o QUALIFIED INDEPENDENT CONTRACTOR SUBSIDIARIES (QIKSs) could both perform activities that a QBS could perform and provide
          "non-customary" services to us tenants (i.e. those that would taint the rents from the tenants if provided by us).

 The use of these subsidiaries would be subject to restrictions including the following:

     o The REIT would be limited on the total value of stock owned in all QBSs and QIKSs,

     o The QBSs and QIKSs could not deduct any interest paid to the reit or one of its affiliates, and

     o A 100% excise tax would be imposed on non-arm's length transactions between a QBS and QIKS and a REIT or its tenants.

We expect that we would restructure our ownership interests in our current taxable subsidiaries if the REIT Proposals are enacted as currently proposed. However, it is important to note that the REIT Proposal is only precursor to the first stage in a lengthy legislative process that may or may not culminate in the passage of legislation affecting REITs. Therefore, we are unable to determine whether the REIT Proposal will be enacted into legislation and, if enacted, the impact that any final legislation may have on us.


FORWARD LOOKING STATEMENTS AND RISK FACTORS

     All statements contained in this section that are not historical facts are based on our current expectations. This includes statements regarding anticipated future development and acquisition activity, the impact of anticipated rental rate increases on our revenue growth, our 1999 anticipated revenues, expenses and returns, and future capital requirements. Words such as "believes", "expects", "anticipate", "intends", "plans" and "estimates" and variations of such words and similar words also identify forward looking statements. Such statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. The following factors, among others, could cause actual results to differ materially from the forward-looking statements:

     o Changes in the economic conditions in the markets in which we operate could negatively impact the financial resources of our customers, impairing our ability to raise rents.

     o Certain of our competitors with substantially greater financial resources than us could reduce the number of suitable acquisition opportunities offered to us and increase the price necessary to consummate the acquisition of particular facilities.

     o Increased development of new facilities in our markets could result in over-supply and lower rental rates,

     o Amounts charged for late fees are subject to review and could change, affecting results of operations,

     o The conditions affecting the bank, debt and equity markets could change.

     o The availability of sufficient capital to finance our business plan on satisfactory terms could decrease.

     o    Competition could increase.

     o Costs related to compliance with laws, including environmental laws could increase.

     o    General business and economic conditions could change.

     o Other risk factors exist as described in our Annual Report on Form 10-K for the year ended December 31, 1998 and other reports filed from time to time with the Securities and Exchange Commission.

     We caution you not to place undue reliance on any such forward looking statements. We assume no obligation to update any forward-looking statements as a result of new information, subsequent events or any other circumstances. Such statements speak only as of the date that they are made.

                                              SUSA Partnership, L.P.
                                            Consolidated Balance Sheets
December 31,                                                                                                1998             1997
---------------------------------------------------------------------------------------------------------------------------------
(in thousands, except unit data)
Assets
Investments in storage facilities, at cost:
Land                                                                                                  $  429,723         $339,939
Buildings and equipment                                                                                1,186,492          902,925
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                       1,616,215        1,242,864
Accumulated depreciation                                                                                 (73,496)         (44,955)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                       1,542,719        1,197,909
Cash & cash equivalents                                                                                    2,358              909
Advances and investments in real estate                                                                  112,163           24,541
Other assets                                                                                              48,413           36,323
---------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                      $1,705,653       $1,259,682
---------------------------------------------------------------------------------------------------------------------------------

Liabilities & partner's capital
Notes payable                                                                                         $  600,000         $400,000
Line of credit borrowings                                                                                 70,762           31,843
Mortgage notes payable                                                                                    78,737           42,766
Other borrowings                                                                                          47,625               --
Accounts payable & accrued expenses                                                                       21,849           10,785
Dividends payable                                                                                         17,758               --
Rents received in advance                                                                                 10,332            7,690
Minority interest                                                                                            822            2,306
---------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                                     847,885          495,390
---------------------------------------------------------------------------------------------------------------------------------

Limited Common Partnership units
    3,742,359 and 2,828,635 outstanding
    at redemption value                                                                               $  120,925       $  112,969

Commitments and contingencies

Partners' capital:
Preferred Partnership units
 650,000 outstanding                                                                                      65,000               --
General Common Partnership units
    27,727,560 and 27,634,790 outstanding                                                                678,522          685,347
Limited Common Partnership interest                                                                        4,710          (21,253)
Notes receivable officers                                                                                (11,389)         (12,771)
---------------------------------------------------------------------------------------------------------------------------------
    Total partners' capital                                                                              857,768          764,292
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities & partners' capital                                                             $1,705,653       $1,259,682
---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.


                                              SUSA Partnership, L.P.

                                       Consolidated Statements of Operations

For the year ended December 31,                                                          1998               1997             1996
---------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per unit data)
Property Revenues
Rental income                                                                        $217,312          $ 157,798         $105,091
Other income                                                                            5,401              2,772            2,218
---------------------------------------------------------------------------------------------------------------------------------
Total property revenues                                                               222,713            160,570          107,309

Property Expenses
Cost of property operations & maintenance                                              56,956             39,743           28,029
Taxes                                                                                  18,583             12,620            8,903
General & administrative                                                               11,677              6,766            4,122
Depreciation & amortization                                                            29,880             19,667           12,618
---------------------------------------------------------------------------------------------------------------------------------
Total property expenses                                                               117,096             78,796           53,672
---------------------------------------------------------------------------------------------------------------------------------
Income from property operations                                                       105,617             81,774           53,637
---------------------------------------------------------------------------------------------------------------------------------

Other Income (expense)
Interest expense, net                                                                 (36,580)           (16,028)          (7,557)
---------------------------------------------------------------------------------------------------------------------------------
Income before, gain (loss) on exchange, minority
  interest and distributions to Preferred Unitholders                                  69,037             65,746           46,080
Gain/(loss) on exchange of self-storage facilities                                       (284)             2,569              288
---------------------------------------------------------------------------------------------------------------------------------
Income before minority interest and
  Distributions to Preferred Unitholders                                               68,753             68,315           46,368
Minority interest                                                                         (52)              (381)            (157)
---------------------------------------------------------------------------------------------------------------------------------
Income before distributions to Preferred Unitholders                                   68,701             67,934           46,211
---------------------------------------------------------------------------------------------------------------------------------

Distributions to Preferred Unitholders                                                   (769)                --               --
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                            $67,932            $67,934          $46,211
=================================================================================================================================

Per common unit:
Basic net income per unit                                                                $ 2.18           $ 2.33           $ 2.09
---------------------------------------------------------------------------------------------------------------------------------
Diluted net income per unit                                                              $ 2.17           $ 2.31           $ 2.07

See accompanying notes.


                                              SUSA Partnership, L.P.

                                       Consolidated Statements of Cash Flows


For the year ended December 31,                                                       1998                  1997             1996
---------------------------------------------------------------------------------------------------------------------------------
(in thousands)
Operating Activities
Net income                                                                        $ 67,932             $  67,934         $ 46,211
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                                                     29,880                19,667           12,618
  Minority interest                                                                     52                   381              157
  (Gain)/loss on exchange of self-storage facilities                                   284                (2,569)            (288)
  Changes in assets and liabilities:
    Other assets                                                                   (18,399)              (19,026)          (2,631)
    Other liabilities                                                               13,965                 5,543            3,691
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                           93,714                71,930           59,758
---------------------------------------------------------------------------------------------------------------------------------

Investing Activities
Acquisition and improvements of self-storage facilities                           (201,875)             (307,704)        (273,043)
Proceeds from exchange of self-storage facilities                                    1,694                10,213               --
Development of self-storage facilities                                             (58,911)              (40,856)          (3,837)
Advances and investments in real estate                                            (81,574)              (24,541)              --
---------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                             (340,666)             (362,888)        (276,880)
---------------------------------------------------------------------------------------------------------------------------------

Financing Activities
Net borrowings (repayments) under lines of credit                                   38,919               (20,887)         (54,875)
Mortgage principal payments                                                         (3,366)              (12,726)            (298)
Mortgage principal borrowings                                                          145                 2,670            2,063
Cash dividends                                                                     (53,188)              (65,666)         (47,934)
Proceeds from issuance of notes payable                                            198,311               296,131           99,140
General partner contributions                                                        1,236                94,482          220,721
Proceeds from issuance of preferred units                                           63,375                    --               --
Proceeds from payoff of loan to equity investee                                      7,747                    --               --
Payments on notes receivable                                                         3,150                 1,842               --
Distribution of minority interest capital                                           (1,355)                   --               --
Distributions to limited partners                                                   (6,337)               (5,660)          (2,900)
Minority cash contribution                                                              39                   489               --
Distributions to minority interests                                                   (275)                 (157)            (248)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                          248,401               290,518          215,669

Net increase (decrease) in cash and equivalents                                      1,449                  (440)          (1,453)
Cash and equivalents, beginning of period                                              909                 1,349            2,802
---------------------------------------------------------------------------------------------------------------------------------
Cash and equivalents, end of period                                               $  2,358              $    909         $  1,349
---------------------------------------------------------------------------------------------------------------------------------

Supplemental schedule of non-cash activities:
  Common stock issued in exchange for notes receivable and
Contributed to Partnership in exchange for Partnership Units                      $  2,333              $  4,360         $  3,541
  Common stock issued to Directors and contributed to
     Partnership in exchange for Partnership Units                                $    132              $    107         $     70
  Mortgages assumed on storage facilities acquired                                $ 28,135              $  7,098         $ 37,289
  Storage facilities and land acquired in exchange for Partnership Units          $ 34,597              $ 35,661         $ 31,888
  Storage facilities acquired in exchange for unsecured notes, deferred
     Partnership Unit agreements and capital leases                               $ 46,966              $     --         $     --
 Restricted stock issued and contributed to Partnership in exchange for
     Partnership Units                                                            $     --              $  1,395         $     --
 Storage facilities contributed by GP in exchange for Partnership Units           $     --              $  3,547
 Exchange of Partnership Units for shares of GP common stock                      $    250              $    966         $    613
 Payoff of officer note                                                           $    565              $     --         $     --
 Partnership Units issued as deferred payment on acquisition                      $     --              $    349         $     --
 Exchange of storage facilities, net                                              $     --              $  7,644         $     --
 Minority interest in acquired facility                                           $     45              $     --         $     --
---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                                                      SUSA Partnership, L.P.



                                           CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                                                     General           Limited
                                                 Preferred            Common            Common            Notes            Total
                                               Partnership       Partnership       Partnership      Receivable-        Partners'
                                                   Capital           Capital          Interest         Officers          Capital
---------------------------------------------------------------------------------------------------------------------------------
(amounts in thousands)
Balance at December 31, 1995                      $     --         $ 364,947          $(6,538)        $ (6,727)        $ 385,136
---------------------------------------------------------------------------------------------------------------------------------

Capital contributions                                   --           224,880                --               --          224,880
Contribution of self-storage facilities in
  exchange for Units                                    --                --            30,113               --           30,113
Issuance of Units to employees in
  exchange for notes receivable                         --                --                --           (3,526)          (3,526)
Net income                                              --            43,526             2,685               --           46,211
Distributions                                           --           (47,934)           (2,900)              --          (50,834
Adjustment to reflect limited partners' equity
  interest at redemption value                          --                --           (38,176)              --               --
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                            --           585,419           (14,816)         (10,253)         631,980
---------------------------------------------------------------------------------------------------------------------------------


Capital contributions                                   --           103,178                --               --          103,178
Contribution of self-storage facilities in
  exchange for Units                                    --                --            35,044               --           35,044
Issuance of Units to employees in
  exchange for notes receivable                         --                --                --           (2,518)          (2,518)
Net income                                              --            62,416             5,518               --           67,934
Distributions                                           --           (65,666)           (5,660)              --          (71,326)
Adjustment to reflect limited partners' equity
  interest at redemption value                          --                --           (41,339)              --               --
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                            --           685,347           (21,253)        (12,771)          764,292
---------------------------------------------------------------------------------------------------------------------------------

Capital contributions                               65,000             3,705                --               --           68,705
Contribution of self-storage facilities in
  exchange for Units                                    --                --            32,722               --           32,722
Issuance of Units to employees in
  exchange for notes receivable                         --                --                --            1,382            1,382
Net income                                              --            60,398             7,534               --           67,932
Distributions                                           --           (70,928)           (6,337)              --          (77,265)
Adjustment to reflect limited partners' equity
  interest at redemption value                          --                --            (7,956)              --               --
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                      $ 65,000         $ 678,522          $  4,710        $(11,389)        $ 857,768
---------------------------------------------------------------------------------------------------------------------------------


                             SUSA Partnership, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE, UNIT AND PER UNIT DATA)

NOTE 1 ORGANIZATION

SUSA Partnership, L.P. (the "Company" and the "Partnership") was formed by Storage USA, Inc. (the "GP"), general partner and holder of approximately 88% of the interest therein, to acquire, develop, construct, franchise and own and operate self-storage facilities throughout the United States. On March 23, 1994, the GP completed an initial public offering (the "IPO") of 6,325,000 shares of common stock at $21.75 per share. The GP is structured as an umbrella partnership real estate investment trust ("UPREIT") in which substantially all of the GP's business is conducted through the Partnership. Under this structure, the Company is able to acquire self-storage facilities in exchange for units of limited partnership interest in the Partnership ("Units"), permitting the sellers to at least partially defer taxation of capital gains. Under the terms of the partnership agreement, all proceed from the issuance of common stock are contributed to the Partnership in exchange for Units. At December 31, 1998 and 1997, respectively, the GP had an approximately 88.1% and 90.7% partnership interest in the Partnership.

     In 1996, the Company formed Storage USA Franchise Corp ("Franchise"), a Tennessee corporation. The Partnership owns 100% of the non-voting common stock of Franchise. The Company accounts for Franchise under the equity method and includes its share of the profit or loss of Franchise in Other Income.

     At December 31, 1998, the Company owned and managed 485 self-storage facilities containing approximately 31,923,000 square feet located in 31 states and the District of Columbia.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and SUSA Management. All intercompany balances and transactions have been eliminated. The Company accounts for Franchise under the equity method and includes its share of the profit or loss of Franchise in Other Income.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Segment Reporting

In 1998, the Company adopted SFAS No.131, Disclosure about Segments of an Enterprise and Related Information. SFAS No.131 supersedes SFAS No.14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No.131 also requires disclosures about products and services, geographical areas and major customers. The adoption of SFAS No.131 did not affect results of operations or financial position but does affect the disclosure of segment information.

   The "Property Operations" division is responsible for the operation of the Company's owned and managed facilities. Property Operations represents the only reportable segment of the Company. Performance for the division is measured through evaluating total property revenues and property expenses exclusive of general and administrative expenses and depreciation and amortization. All of the Company's facilities are located in the United States.

Federal Income Taxes

The GP operates so as to qualify to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, a REIT that complies with the Code and distributes at least 95% of its taxable income to its shareholders does not pay federal tax on its distributed income. Therefore, the statement of operations contains no provision for federal income taxes.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Revenue Recognition

Rental income is recorded when due from tenants. Rental income received prior to the start of the rental period is deferred and included in rents received in advance.

Other Income

Other income consists primarily of the proportionate share of earnings of Franchise, property management fees, commissions from truck rentals and revenue from the leasing of land for cellular towers and billboards.

Interest Expense, net

Interest income and expense are netted together and the breakout of income and expense is as follows:


                          1998      1997      1996
---------------------------------------------------
Interest income        $  8,960  $  2,083   $   687

Interest expense        (45,540)  (18,111)   (8,244)
---------------------------------------------------
Interest expense, net  $(36,580) $(16,028)  $(7,557)

Interest is capitalized on accumulated expenditures relating to the development of certain qualifying properties. During 1998, 1997, and 1996, total cash paid by the Company for interest was $41,560, $18,316, and $7,636, respectively, which includes $3,461 $1,866, and $965, which was capitalized in 1998, 1997, and 1996, respectively.

Interest Rate Management Agreements

The Company periodically enters into interest rate risk management agreements to manage interest rate risk associated with anticipated debt transactions. The Company follows Statement of Financial Accounting Standards(SFAS) No. 80 "Accounting for Futures Contracts" which permits hedge accounting for anticipatory transactions meeting certain criteria. Gains and losses, if any, on these transactions are deferred and amortized over the terms of the related debt as an adjustment to interest expense. Changes in the fair value of the interest rate risk management agreements are not recognized in the financial statements. In the event that the anticipatory transaction is no longer likely to occur, the Company would mark the derivative to market and would recognize any adjustment in the consolidated statement of operations. The Company does not enter into interest rate risk management agreements for trading or speculative purposes.

Investment in Storage Facilities

Storage facilities are recorded at cost. Depreciation is computed using the straight line method over estimated useful lives of 40 years for buildings and improvements, and three to ten years for furniture, fixtures and equipment. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred. Certain costs, principally payroll, directly related to real estate development, are capitalized.

   If there is an event or a change in circumstances that indicates that the basis of the Company's property may not be recoverable, the Company's policy is to assess any impairment of value. Impairment is evaluated based upon comparing the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying value of the asset. If the cash flow is less, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Minority Interest

Minority interest reflects the ownership interest of the limited partners in several facilities in which the Partnership is the general partner. The limited partners' share of the net income of the Partnership is charged to minority interest expense and increases the Company's liability. Distributions to the limited partners reduce the Company's liability.

Income Per Unit

As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share," to report basic and diluted earnings per unit. As required by this statement, all prior periods have been restated. Basic and diluted income per common unit is calculated by dividing net income attributed to common unitholders by the appropriate weighted average common units as presented in the following table:

                                     1998       1997      1996
----------------------------------------------------------------
Basic weighted average
  common units outstanding         31,147     29,154    22,108
Dilutive effect of stock options      124        212       162
----------------------------------------------------------------
Diluted weighted average common
  units outstanding                31,271     29,366    22,270
----------------------------------------------------------------

Reclassifications

Certain previously reported amounts have been reclassified to conform with the current financial statement presentation.

NOTE 3 INVESTMENTS IN STORAGE FACILITIES

The following summarizes activity during the periods:

------------------------------------------
Cost
----
Balance at December 31, 1996   $   855,642
Property acquisitions              353,430
Land acquisitions and joint
  venture development               36,914
Facility expansions                  4,969
Improvements and other               9,680
Properties exchanged               (17,771)
------------------------------------------
Balance at December 31, 1997   $ 1,242,864
==========================================
Property acquisitions              293,578
Land acquisitions and joint
  venture development               57,046
Facility expansions                  1,867
Improvements and other              29,581
Properties exchanged                (8,721)
------------------------------------------
Balance at December 31, 1998   $ 1,616,215
==========================================
Accumulated Depreciation
Balance at December 31, 1996   $    26,573
Additions during the year           19,140
Properties exchanged                  (758)
------------------------------------------
Balance at December 31, 1997   $    44,955
Additions during the year           28,954
Properties exchanged                  (413)
------------------------------------------
Balance at December 31, 1998   $    73,496
==========================================

   The aggregate cost of real estate facilities for federal income tax purposes was approximately $1,459,745 and $1,120,992 at December 31, 1998 and 1997, respectively. Construction in progress was $65,716 at December 31, 1998 and $34,271 at December 31, 1997.

NOTE 4 ADVANCES AND INVESTMENT IN REAL ESTATE

                                                      1998          1997
--------------------------------------------------------------------------------
Advances(collateralized by first mortgages)       $ 112,163      $24,541
Interest rates at end of period                  7.75%-8.41%  8.50%-9.00%
W/A interest rate during period(1)                     8.72%        8.96%

(1) W/A = Weighted average

During 1997, the Company began offering construction advances to franchisees of Franchise to fund the development of franchised self-storage facilities. The loans are collateralized by the property. The Company will advance the funds for construction and start-up costs at a market interest rate based on a spread over the 30-day LIBOR rate or the prime rate and adjusted monthly plus an equity interest in the facility. Typically advances represent 80%-90% of the anticipated cost of the project at the prime rate plus one half percentage point. In consideration for coordinating the financing as well as other value derived by the franchisee, Franchise typically receives an equity interest in the facility. The equity interest typically allows Franchise to share in 40% to 45% of the positive cash flows of the facility, and if sold, the sale of the facility. Franchise recognizes its proportionate share of the facilities' net income. Due to the Company's equity participation in the underlying projects (through its 97.5% economic interest in Franchise) all related activity is being accounted for as direct investments in and advances to real estate joint ventures. As of December 31, 1998, the Company is committed to advance an additional $61,067 for similar construction loans.

NOTE 5 Other Assets

Other assets consist of the following at December 31:

                                1998      1997
--------------------------------------------------------------------------------
Deposits                     $ 5,046   $ 4,659
Deferred cost of issuances
 of unsecured notes            7,533     6,916
Accounts receivable            4,754     3,210
Mortgages receivable           3,624      --
Notes receivable               8,642     2,728
Other receivables              5,137     6,052
Other intangibles              3,159     1,650
Other                         10,518    11,108
--------------------------------------------------------------------------------
                             $48,413   $36,323
--------------------------------------------------------------------------------




NOTE 6 BORROWINGS

The following is a debt maturity schedule as of December 31,1998:

                                 1999       2000       2001       2002      2003   Thereafter
----------------------------------------------------------------------------------------------
Notes payable                    --     $   --     $   --     $   --    $100,000     $500,000
Mortgage note payables          3,968      1,485      1,414      1,556     1,712       57,546
Non-interest bearing notes      6,004      4,000      5,150       --        --           --
----------------------------------------------------------------------------------------------
Cash payments                $ 9,972    $  5,485   $  6,564   $  1,556  $101,712     $557,546


NOTES PAYABLE

The Partnership has issued various senior unsecured notes (the "Notes") due on various dates. The Notes are redeemable at any time at the option of the Partnership in whole or in part, at a redemption price equal to the sum of: (a) the principal amount of the Notes being redeemed plus accrued interest or (b) a "make-whole" amount as more fully defined in the Notes' prospectus. The Notes are not subject to any mandatory sinking fund and are an unsecured obligation of the Partnership. The Notes contain various covenants restricting the amount of secured and unsecured indebtedness the Partnership may incur. The amounts, maturities and interest rates of the notes are as follows:


     Amount
---------------------
    1998         1997               Maturity      Interest
--------------------------------------------------------------------------------
$100,000   $  100,000         November, 2003         7.125%
 100,000           --             July, 2006         6.950%
 100,000      100,000         December, 2007         7.000%
 100,000      100,000             June, 2017         8.200%
 100,000           --             July, 2018         7.450%
 100,000      100,000         December, 2027         7.500%
--------------------------------------------------------------------------------
$600,000   $  400,000

   The proceeds from the issuances of the Notes were used to fund the purchase of acquisitions and repay debt incurred under the revolving lines of credit, which are used to finance the acquisition of self-storage facilities and for working capital.

MORTGAGE NOTES PAYABLE

Mortgage notes payable consist of the following at December 31:

1998
--------------------------------------------------------------------------------
                                 Face     Assets    Maturity  Interest Rate
                               Amount Encumbered       Range          Range
--------------------------------------------------------------------------------
Conventional fixed rate      $ 59,638   $142,174   2000-2021     6.5%-11.5%
Conventional variable rate      8,043     18,180   2006-2016      7.9%-9.0%
--------------------------------------------------------------------------------
Total                        $ 67,681   $160,354

1997
--------------------------------------------------------------------------------
                                Face Encumbered    Maturity  Interest Rate
                              Amount     Amount       Range          Range
--------------------------------------------------------------------------------
Conventional fixed rate      $32,492    $64,530   2000-2021     6.5%-11.5%
Conventional variable rate    10,274     16,519   1998-2016      7.9%-9.7%
--------------------------------------------------------------------------------
Total                        $42,766    $81,049

Certain mortgages were assumed at above market interest rates. Premiums of $11,056 have been recorded at December 31, 1998 in connection with such mortgages.

LINE OF CREDIT BORROWINGS

                                       1998       1997
--------------------------------------------------------------------------------
Total lines of credit at
  December 31                      $190,000   $190,000
Borrowings outstanding at
  December 31                      $ 70,762   $ 31,843
Weighted average daily borrowing
  during the year                  $ 78,900   $ 45,610
Maximum daily borrowing during
  the year                         $179,288   $168,379
Weighted average daily interest
  rate during the year                6.73%      6.96%

   At December 31, 1998, the Company had a $150,000 line of credit with a group of commercial banks. This line bears interest at various spreads over LIBOR based on the Company's long-term debt ratings. The credit agreement matures on November 15, 2000. At December 31, 1998, the Company also had a $40,000 line of credit with a commercial bank. The line bears interest at spreads over LIBOR, matures on July 1, 1999 and is renewable at that time. Neither of these agreements have compensating balance requirements.

   During 1997 the Company entered into a $75,000 bridge loan with the same group of commercial banks as the $150,000 line of credit. The bridge loan had a one-year term and bore interest at various LIBOR spreads, which spreads increased with the passing of each four-month period. The Company borrowed the entire amount available under the bridge loan in November 1997 and repaid the amount in full in December 1997, and the facility was terminated at that time.

OTHER BORROWINGS

1998                       Face Amount  Carrying Value  Imputed Rate
--------------------------------------------------------------------
Non-interest bearing notes     $15,154         $13,513         7.50%
Deferred Units                 $13,000         $10,452         7.50%
Leases                            --           $23,660         7.50%

During 1998, the Company issued $15,154 of unsecured, non-interest bearing notes in exchange for interest in self-storage facilities. The notes were issued at various maturities through 2001. The Company also consummated deferred unit agreements totaling $13,000 in exchange for interest in self-storage facilities. The agreements have various maturities through 2002, at which time units of limited partnership interest in SUSA Partnership, L.P. will be issued to satisfy the agreements. During 1998, the Company signed a lease agreement on several self-storage facilities. The lease is being accounted for as a capital lease. An initial deposit of $7,600 was made at the time of closing and minimum lease payments totaling $9,249 will be paid to the lessor through 2003 at which time the Company has the option to purchase the facilities for $29,000. If the Company does not exercise this option the Lessor has the option to sell the facilities to the Company for $29,250. Minimum lease payments broken out between principle and interest by maturity are shown below.

                             1999         2000        2001         2002       2003
----------------------------------------------------------------------------------------
Principle                  $1,780       $1,790      $1,788       $1,772     $1,168
Interest                     (184)         (56)        123          296     23,480
----------------------------------------------------------------------------------------
Minimum lease payment      $1,596       $1,734      $1,911       $2,068    $24,648

NOTE 7 PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following summary of unaudited pro forma combined financial information of the Company is presented as if all acquisitions, common stock issuances and notes payable issuances that transpired during 1998 and 1997 had occurred at the beginning of each period presented. The unaudited combined financial information is not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed at the beginning of each period, nor does it purport to represent the results of operations for future periods.

Year ended December 31,                         1998          1997
--------------------------------------------------------------------------------
Pro forma total revenues                    $240,559      $217,875
Pro forma net income                          68,534        66,093
Pro forma basic net income per
  common unit                               $   2.20      $   2.12
Pro forma diluted net income per
  common unit                               $   2.19      $   2.11

NOTE 8 FINANCIAL INSTRUMENTS

The Company's carrying amounts and fair value of its financial instruments were as follows:

As of December 31,                                            1998                           1997
----------------------------------------------------------------------------------------------------------
                                                 Carrying value    Fair value   Carrying value    Fair value
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents                              $  2,358      $  2,358        $   909       $   909
Advances(collateralized by first mortgage)              112,163       112,163         24,541        24,541
Line of credit borrowings                                70,762        70,762         31,843        31,843
Mortgage notes payable                                   78,737        78,213         42,766        49,766
Notes payable                                           600,000       565,173        400,000       408,859


The Company, in determining the fair values set forth above, used the following methods and assumptions:

Mortgage Receivable

A market rate of interest is used based on a spread over the 30-day LIBOR rate or the prime rate and adjusted monthly; and therefore fair value approximates carrying value.

Mortgage and Notes Payable, Line of Credit Borrowings, and Preferred Units

The Company's line of credit borrowings bear interest at variable rates and therefore cost approximates fair value. The fair value of the mortgage and notes payable were estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rate at December 31, 1998 and 1997, for similar types of borrowing arrangements.

NOTE 9 COMMITMENTS AND CONTINGENCIES

Lease Agreements

The Company has various lease agreements for office space. Total future minimum rental payments on the office leases are $1,114 in year one, $957 in year two, $685 in year three, $166 in year four, and $0 in year five.

Construction Financing

The Company is committed to advance an additional $61,067 in construction financing to franchisees of Franchise as described in Note 4. The Company is also a limited guarantor on the financing of eight development projects in which Franchise has either a partnership interest or an option to purchase the facility at various times after completion. Under the terms of the guarantee, the Company has the option, upon notice by the financial institution of an event which would require payment by the Company under the guarantee, of (a) purchasing the note and all related loan documents without recourse or (b) payment of the guarantee. At December 31, 1998, the Company was guarantor on $20,891 of these financing arrangements, of which $6,512 was outstanding.

Redemption of Units

At December 31, 1998, there were 3,742,359 Units outstanding. Certain Units are redeemable for an amount equal to their fair market value ($2,650 based upon a price per Unit of $32.3125 at December 31, 1998) payable by the Company in cash or by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issue, for amounts equal to the then fair market value of their Units ($85,342 redeemable at December 31, 1998, based upon a price per Unit of $32.3125 at December 31, 1998) payable by the GP in cash or, at the option of the Company, in shares of the GP's common stock at the exchange ratio of one share for each Unit.

NOTE 10 DISTRIBUTIONS(unaudited)

The Company distributed the following amounts per unit to common holders of Units during 1998, 1997 and 1996.

-------------------------------------------------------------------------
                                   1998         1997        1996
Distributions                     $2.56        $2.40       $2.25

NOTE 11 CAPITAL STOCK

Stock-Based Compensation Plan

The GP, as a corporate general partner, has a Stock Option Plan, Employee Stock Purchase and Loan Plan, Dividend Reinvestment Plan and Stock Purchase Plan. Under the terms of the partnership agreement, all proceeds from the issuance of common stock under the plans are contributed to the Partnership in exchange for Units.

     The Company applies Accounting Principles Board (APB)25 and related interpretations in accounting for its stock-based compensation plan (the "Plan"). In accordance with SFAS123 "Accounting for Stock-Based Compensation", the Company elected to continue to apply the provisions of APB25. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS123 are required and are presented below along with a summary of the Plan and awards.

     The shareholders of the GP have approved and the GP has adopted the Storage USA, Inc. 1993 Omnibus Stock Plan. The GP has granted options to certain directors, officers and key employees to purchase shares of the GP's common stock at a price not less than the fair market value at the date of grant. There are 4,000,000 shares available to be issued under the Plan.

   Generally, the optionee has up to ten years from the date of the grant to exercise the options. Plan activity is as follows:

                                                                                  Weighted
                                             Number of             Exercise       average
                                               options             price range    exercise price
----------------------------------------------------------------------------------------------
Options outstanding December 31, 1995          661,736            $ 21.75-$ 31.00    $25.6101
Exercisable at end of year                     466,861            $ 21.75-$ 31.00    $24.0832
 Granted                                       339,754            $ 31.25-$37.625    $34.8608
 Exercised                                      (2,600)           $ 24.75            $24.7500
 Cancelled                                     (45,100)           $ 31.00-$ 36.75    $31.0127
----------------------------------------------------------------------------------------------
Options outstanding December 31, 1996          953,790            $ 21.75-$37.625    $28.6522
Exercisable at end of year                     693,963            $ 21.75-$37.625    $25.9876
 Granted                                       863,300            $ 35.625-$40.375   $38.5513
 Exercised                                    (170,581)           $ 21.75-$ 31.00    $24.7636
 Cancelled                                    (143,020)           $ 31.00-$39.125    $36.2493
----------------------------------------------------------------------------------------------
Options outstanding December 31, 1997        1,503,489            $ 21.75-$40.375    $34.1550
Exercisable at end of year                     546,543            $ 21.75-$ 38.25    $26.7809
 Granted                                       710,058            $ 29.50-$40.313    $31.3322
 Exercised                                     (56,100)           $ 24.75-$ 31.25    $26.5102
 Cancelled                                    (189,102)           $ 24.75-$40.375    $39.2305
----------------------------------------------------------------------------------------------
Options outstanding December 31, 1998        1,968,345            $ 21.75-$40.3125   $32.8670
Exercisable at end of year                     771,982            $ 21.75-$40.3125   $30.5925

   The following table provides additional information about the options outstanding and exercisable at December 31, 1998:

                                       Options outstanding                         Options exercisable
---------------------------------------------------------------------------------------------------------
                         Outstanding      Weighted average         Weighted      As of           Weighted
Range of                       as of             remaining          average    Dec. 31,           average
exercise prices         Dec. 31, 1998     contractual life   exercise price       1998     exercise price
---------------------------------------------------------------------------------------------------------
$20.1876 - $24.2250          142,000                  5.3          $21.7500     142,000          $21.7500
$24.2251 - $28.2625          145,110                  5.9          $24.8567     145,110          $24.8567
$28.2626 - $32.3000          703,708                  9.2          $30.0558     177,050          $30.9986
$32.3001 - $36.3375          129,557                  9.1          $34.3161      27,557          $33.3495
$36.3376 - $40.3750          847,970                  8.7          $38.2109     283,515          $37.4355
---------------------------------------------------------------------------------------------------------
                           1,968,345                  8.4          $32.8670     775,232          $30.5925



     The Company has utilized a Black-Scholes option-pricing model with the following assumptions in order to estimate the fair value of the GP's stock options:

                                        1998    1997     1996
--------------------------------------------------------------------------------
Risk-free interest rates                4.57%   5.74%    6.34%
Estimated dividend yields               7.50%   6.20%    6.50%
Volatility factors of the expected
  market price of the GP's
  common shares                         20.3%   16.8%    25.8%
Expected life of the options (years)     7.0    10.0     10.0
Weighted average fair value             $2.56   $3.98    $5.66

   The following pro forma disclosures were computed assuming the fair value of the options is amortized to compensation expense over the vesting period of the options:

                                   1998           1997        1996(1)
--------------------------------------------------------------------------------
Pro forma compensation
  expense                       $ 2,026        $   939     $   806
Pro forma net income            $65,906        $66,995     $45,405
Pro forma basic net income
  per unit                      $  2.12        $  2.30     $  2.05
Pro forma diluted net
  income per unit               $  2.11        $  2.28     $  2.04


(1) Due to the exclusion of pre-1995 option grants in 1996, the effect of applying SFAS 123 in 1996 may not be representative of the pro forma impact on that year.

Employee Stock Purchase and Loan Plan

As of December 31, 1998, the GP had issued 518,000 shares of its common stock under the 1995 Employee Stock Purchase and Loan Plan. Pursuant to the terms of the plan, the GP and certain officers entered into stock purchase agreements whereby the officers purchased common stock at the then current market price. The GP provides 100% financing for the purchase of the shares with interest rates ranging from 6.4% to 8.4% per annum payable quarterly. The underlying notes have personal guarantees and are collateralized by the shares and mature between 2002 and 2005.

Dividend Reinvestment and Stock Purchase Plan

In 1995, the GP adopted the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Under the Plan, the GP offers holders of its common stock the opportunity to purchase, through reinvestment of dividends or by additional cash payments, additional shares of its common stock. The shares of common stock for participants may be purchased from the GP at the greater of the average high and low sales price or the average closing sales price on the investment date or in the open market at 100% of the average price of all shares purchased for the Plan. During 1998 and 1997, 1,545 and 1,224 shares, respectively, were issued under the Plan.

General Partner Contributions

In 1997, the GP issued 2,461,000 shares of common stock for an aggregate purchase price of $90,368. The proceeds from the issuances are contributed to the Partnership in exchange for additional Units. The Partnership used the net proceeds to repay debt incurred under its revolving lines of credit to finance the acquisitions of self-storage facilities and for working capital.

NOTE 12 PREFERRED UNITS

   On November 12, 1998, the Partnership issued 650,000 units of $100 par value 8.875% Cumulative Redeemable Preferred Partnership Units (the "Preferred Units") valued at $65,000 in a private placement. The Partnership has the right to redeem the Preferred Units after November 1, 2003 at the original capital contribution plus the cumulative priority return to the redemption date to the extent not previously distributed. The Preferred Units are exchangeable for 8.875% Series A Preferred Stock of Storage USA, Inc., on or after November 1, 2008 (or earlier upon the occurrence of certain events) at the option of 51% of the holders of the Preferred Units.

NOTE 13 POST EMPLOYMENT BENEFIT PLAN

The Company contributes to a 401(k) savings plan (a voluntary defined contribution plan) for the benefit of employees meeting certain eligibility requirements and electing participation in the plan. Each year the Company is obligated to make a matching contribution on the employee's behalf equal to 50% of the participant's contribution to the plan, up to 2% of the participant's compensation. Company profit sharing contributions to the plan are determined annually by the Company. Company contributions totaled $661, $479, and $326 during 1998, 1997 and 1996, respectively.

NOTE 14 RECENT ACCOUNTING DEVELOPMENTS

   On February 27, 1998, the AICPA Accounting Standards Executive Committee (AcSEC) issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 sets forth guidelines for the capitalization of costs relating to internal-use software. The adoption of SOP 98-1 is not expected to have a material impact on the financial position or results of operations of the Company.

   In accordance with EITF 97-11, "Accounting for Internal Costs Related to Real Estate Property Acquisitions", the Company began expensing all costs of its internal acquisitions department in April of 1998. The adoption of EITF 97-11 did not have a material impact on the financial position or results of operations of the Company.

   On June 16, 1998, FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which is effective for fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. Under this statement derivatives are recognized at fair market value and changes in fair market value are recognized as gains or losses. The adoption of SAS 133 is not expected to have a material impact on the financial position or results of operation of the Company.

NOTE 15 QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly results of operations for 1998 and 1997:


1998
-------------------------------------------------------------------------------------------------------------------
                                                         First            Second            Third            Fourth
                                                       quarter           quarter          quarter           quarter
-------------------------------------------------------------------------------------------------------------------
Revenue                                                $48,318           $53,730          $58,605           $62,060
Net income                                             $15,924           $17,283          $18,105           $16,640
Basic net income per common unit                        $ 0.52            $ 0.55           $ 0.58            $ 0.53
Diluted net income per common unit                      $ 0.52            $ 0.55           $ 0.58            $ 0.52
1997
-------------------------------------------------------------------------------------------------------------------
                                                         First            Second            Third            Fourth
                                                       quarter           quarter          quarter           quarter
-------------------------------------------------------------------------------------------------------------------
Revenue                                                $33,917           $38,651          $43,052           $44,950
Net income                                             $14,013           $19,223          $17,419           $17,279
Basic net income per common unit                        $ 0.52            $ 0.66           $ 0.58            $ 0.57
Diluted net income per common unit                      $ 0.51            $ 0.65           $ 0.58            $ 0.56

                             SUSA Partnership, L.P.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Storage USA, Inc.

We have audited the accompanying consolidated balance sheets of SUSA Partnership, L.P. (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP

Baltimore, Maryland
February 3, 1999

                                                 SUSA PArtnership, L.P., Facilities
                                                           Schedule III
                                             Real Estate and Accumulated Depreciation
                                                      as of December 31, 1998
                                                                                 Initial Cost to REIT
                                                                           -------------------------------
                                                                                                                         Cost of
                                                                                                Building &          Improvements
State   Property Name                          Encumbrances                     Land              Fixtures    Sub to Acquisition
-----   -------------                          ------------                     ----              --------    ------------------
AL      Vestavia                                                             652,309             1,771,282                89,182
AL      Birmingham                                                           348,919               953,148                71,777
AZ      24th Street                                                          500,232             1,362,657                22,932
AZ      Oracle                                                               587,844             1,595,864                59,137
AZ      22nd Street                                                          529,702             1,439,965                47,802
AZ      East Phoenix                                                         370,586             1,021,566                47,854
AZ      Tempe                                                                878,690             2,389,598                78,019
AZ      Cave Creek                                                           824,369             2,244,177                55,169
AZ      Alma School                                                          785,504             2,162,032                30,716
AZ      Metro-21st/Peoria-Phoenix                                            599,712             1,638,042                32,831
AZ      7th/Indian School-Phoenix                                            518,977             1,418,677                16,599
AZ      Phoenix/32nd St                                                    1,346,245             3,670,885                 3,714
AZ      Mesa/Country                                   1,705,177             554,688             1,503,241                45,044
AZ      Mesa/East Main                                                       913,783             2,479,293                42,944
AZ      Phoenix/Bell Road                                                  1,312,139             3,547,636                73,220
AZ      Tucson/Santa Clara                                                   542,275             1,486,171                 9,583
AZ      Phoenix/N 43rd Avenue                                              1,307,809             3,541,123               153,756
AZ      Phoenix/N 25th Avenue                                                537,482             1,457,678                53,695
AZ      Phoenix/2331 W Ind Sch                                               537,759             1,458,428                56,779
AZ      Mesa/N Power Rd                                                      454,601             1,231,582                39,477
AZ      Mesa/3                                                               525,840             1,429,081               128,373
AZ      Tempe/E Southshore Dr                          1,287,905             798,272             2,158,290               133,693
CA      Miramar Self                                                         387,430             1,059,395                70,256
CA      Miramar Business                                                   1,225,124             3,344,676               312,390
CA      Marina Del Rey                                                     1,954,097             5,293,255               115,239
CA      Covina                                                             1,234,592             3,356,433               214,308
CA      Norwalk                                                            1,529,221             4,152,897               135,636
CA      Campbell                                                             989,715             2,684,079               284,965
CA      Monterey I & II                                                    1,556,242             4,223,039               302,458
CA      Palo Alto                                                            601,092             1,634,967               268,388
CA      San Jose                                                           1,213,742             3,289,781               307,050
CA      Santa Cruz                                                         1,036,838             2,812,668               276,924
CA      Scotts Valley                                                        601,093             1,634,485               252,874
CA      Santa Clara                                                        1,362,331             3,738,431               128,578
CA      Watsonville                                                          430,931             1,173,809               229,807
CA      Panarama City                                                        961,128             2,608,919                77,643
CA      Westminster                                                          975,304             2,641,287               103,206
CA      Point Loma                                                         2,135,347             5,777,511               262,791
CA      Rialto                                                               695,327             1,921,602                 8,809
CA      Yucaipa                                                              411,580             1,145,267                 7,945
CA      Fallbrook                                                            418,763             1,154,513                10,354
CA      Hemet                                                                455,585             1,252,504                 5,095
CA      San Bernardino/Baseline                                            1,220,837             3,325,258                34,575
CA      Colton                                                               514,276             1,425,550                81,455
CA      San Marcos                                                           318,260               879,411                55,087
CA      Capitola                                                             827,352             2,283,337                27,986
CA      Oceanside                                                          1,236,627             3,383,435                55,239
CA      San Bernardino/Waterman                                              708,661             1,941,602                98,801
CA      Santee                                                               879,599             2,382,970               225,439
CA      Santa Ana                                                          1,273,489             3,456,542                41,353
CA      Garden Grove                                                       1,137,544             3,087,956                38,272
CA      City of Industry                                                     899,709             2,453,012                94,588
CA      Chatsworth                                                         1,740,975             4,744,309                93,242
CA      Palm Springs                                                         816,416             2,229,985               109,727
CA      Moreno Valley                                                        413,759             1,142,629               125,054
CA      San Bern/23rd St                                                     655,883             1,803,082                85,359
CA      San Bern/Mill Ave                                                    368,526             1,023,905                76,495
CA      Highlands                                                            626,794             1,718,949                35,585
CA      Redlands                                                             673,439             1,834,612               253,435
CA      Palm Springs/Gene Autry                                              784,589             2,129,022                35,878
CA      Thousand Palms                                                       652,410             1,831,765                71,469
CA      Salinas                                                              622,542             1,731,104                54,922
CA      Whittier - E Washington                                              919,755             2,516,477                58,244
CA      Florin/Freeport-Sacramento                                           824,241             2,262,310               126,792
CA      Sunrise/Sunset                                                       819,025             2,231,500                69,499
CA      Santa Rosa                                                         1,351,168             3,669,084                74,383
CA      Huntington Beach                                                     838,648             2,309,309               167,133
CA      La Puente                                                            992,211             2,710,041                43,573
CA      Pacheco                                                            1,198,654             3,257,766                52,552
CA      Huntington Beach                                                   1,050,495             2,846,043                88,480
CA      Hawiian Gardens                                                    1,956,411             5,353,015                86,691
CA      Sacramento                                                           666,995             1,808,847               150,343
CA      Vacaville-Bell Vista Rd                                              680,221             1,873,594                 7,069
CA      Sacramento/Perry                                                     452,480             1,225,139                51,800
CA      Cypress/Lincoln Ave                                                  795,173             2,178,391                22,530
CA      Hollywood/Vine St.                                                 1,736,825             4,735,794                38,274
CA      Los Angeles/Fountain Ave                       2,028,847             835,269             2,318,852                17,395
CA      Long Beach                                                           988,344             2,714,905                36,602
CA      Riverside/Arlington Ave                                              596,109             1,676,348               123,233
CA      Orange/Flower Street                                               1,563,079             4,245,104             1,961,564
CA      Huntington Beach/Warner                                            3,308,574             8,976,395                51,798
CA      Anaheim/Penhall Way                                                  977,584             2,664,764                52,572
CA      Santa Ana/Fifth Street                                               760,131             2,109,283                51,408
CA      Long Beach/Carson Street                                           1,485,186             4,033,235                44,716
CA      Long Beach/Artesia Blvd                                            2,025,400             5,552,032               122,495
CA      El Segundo/Segundo Blvd.                                           2,065,840             5,598,384                46,410
CA      Gardena/Alondra Blvd                                               1,080,093             2,944,755                33,271
CA      Pico Rivera/Slauson Ave                                            1,823,075             4,954,864                93,683
CA      Whittier/Comstock                                                  1,230,548             3,346,862                60,868
CA      Baldwin Park/Garvey Ave                                              568,380             1,552,405                38,621
CA      Glendora/Arrow Hwy                                                   873,562             2,378,316                40,866
CA      Pomona/Ridgeway                                                      810,109             2,242,407                33,325
CA      Riverside/Fairgrounds St                                             675,019             1,867,609                29,989
CA      Cathedral City/Ramon Rd                                            1,485,254             4,047,848                39,010
CA      Palm Springs/Radio Road                                            1,011,684             2,765,751               100,483
CA      Campbell/187 E Sunnyoaks                                             781,574             1,658,248                 6,205
CA      Roseville/6th Street                                                 793,202             2,153,320                52,885
CA      Roseville/Junction Blvd                                              918,175             2,484,109                41,953
CA      Spring Valley/Jamacha Road                                           823,892             2,232,496                29,625
CA      N Highlands/Elkhorn Blvd                                             490,354             1,325,770               104,748
CA      Los Angeles/Centinela Ave                                                  -             2,975,910                 2,487
CA      Los Alamitos/Cerritos Ave                                          2,027,330             5,481,290                29,153
CA      Los Angeles/W Pico Blvd                                            1,122,500             3,034,910                29,431
CO      Broomfield/12                                                        690,949             1,899,169                 1,405
CO      Lakewood/W Mississippi                                             1,348,480             3,658,455               110,238
CT      Wethersfield                                                         472,831             1,294,408               914,958
CT      Enfield                                                              499,855             1,376,651               137,610
CT      East Hartford                                                        992,547             2,700,212               125,408
CT      Waterbury                                                            746,487             2,036,915                82,523
CT      Rocky Hill                                                         1,327,857             3,608,978                58,887
CT      Farmington                                                         1,272,203             3,454,995                77,195
CT      Stamford/Commerce Rd                                               3,159,903             8,547,884                68,693
CT      Brookfield/Brookfield-Fed                                          1,042,980             2,819,920                     -
DC      U Street                                                           1,388,564             3,769,506               104,697
DE      Wilmington                                                           610,689             2,512,985                94,486
FL      Kendall                                                            1,838,903             3,870,318                87,288
FL      Ives Dairy                                                         1,061,776             4,320,377                68,029
FL      Longwood                                                             862,849             2,387,142                40,644
FL      Sarasota                                                           1,281,966             2,007,843             1,617,797
FL      WPB Southern                                     890,250             226,524               922,193             2,982,526
FL      WPB II                                                               572,284             2,365,372                70,315
FL      Port Richey                                                          605,850             1,668,041                89,310
FL      Ft. Myers                                                            489,609             1,347,207               782,813
FL      North Lauderdale                                                   1,050,449             2,867,443               741,491
FL      Naples                                                               636,051             1,735,211                91,041
FL      Hallandale                                                         1,696,519             4,625,578                93,561
FL      Davie                                                              2,005,938             5,452,384               134,354
FL      Tampa/Adamo                                                          837,180             2,291,714                95,311
FL      SR 84 (Southwest)                                                  1,903,782             5,187,373               106,808
FL      Quail Roost                                    1,920,222           1,663,641             4,533,384                34,405
FL      Tamiami                                                            1,962,917             5,371,139                58,933
FL      Highway 441 (2nd Avenue)                                           1,734,958             4,760,420                38,167
FL      Miami Sunset                                                       2,205,018             6,028,210                54,100
FL      Doral (Archway)                                                    1,633,500             4,464,103                97,245
FL      Boca Raton                                                         1,505,564             4,123,885                92,996
FL      Ft. Lauderdale                                                     1,063,136             2,949,236                72,351
FL      Coral Way                                      3,218,544           1,574,578             4,314,468                53,801
FL      Miller Rd                                                          1,409,474             3,898,643                66,587
FL      Harborview Rd/Pt. Charlotte                                          883,344             2,400,333                58,786
FL      Miami Gardens/441                                                    540,649             1,469,557               108,142
FL      Miramar/State Rd. 7                                                1,797,370             4,892,278               420,475
FL      Delray Beach                                                         388,538             1,059,895                66,352
FL      Okeechobee                                     2,600,000           1,134,363             2,396,690               179,439
FL      Sarasota/N Washington                                              1,038,538             2,822,939                66,079
FL      West Palm Bch/N Military                                             791,677             2,140,460                32,704
FL      Miami/Southwest 127th Ave                                                  -             5,491,430                 4,648
GA      South Cobb                                                           161,509             1,349,816               167,687
GA      Lilburn                                                              634,879             1,724,697                86,830
GA      Eastpoint                                                            807,085             2,194,489               785,358
GA      Acworth                                                              333,504               917,825             1,000,262
GA      Western Hills                                                        682,094             1,855,712               245,273
GA      Stone Mountain                                                     1,053,620             2,908,080                72,364
IL      Prospect Heights/Piper                                               893,807             2,425,436                18,582
IN      Marion/W 2nd Street                                                  230,497               660,932                89,564
IN      Indianapolis/N Illinois                                              365,621               993,582                48,802
IN      Indianapolis/W 1                                                     598,465             1,627,324                69,973
IN      Indianapolis/Hawthorn Pk                                           1,257,359             3,409,578               103,803
IN      Indianapolis/E 56th St                                             1,053,343             2,856,687                95,436
IN      Indianapolis/E 42nd St                                               665,547             1,809,692                59,250
IN      Indianapolis/E 86th St                                               397,221             1,087,020                65,330
IN      Indianapolis/Beachway Dr                                             526,117             1,432,517                61,875
IN      Indianapolis/Crawfordsvil                                            267,217               732,526                63,779
IN      Indianapolis/Fulton Dr                                               323,210               881,916                66,007
IN      Indianapolis/N Meridian                                                    -                11,011                11,771
IN      Indianapolis/Fry Rd                                                  617,315             1,694,127               148,431
IN      Greenwood/E Stop 11 Rd                                               794,443             2,158,189                82,544
IN      Clarksville/N Hallmark                                                53,776               157,730               109,473
IN      Jefferson/E Highway 62                                               145,805               404,549               108,279
IN      Jeffersonville/E 1                                                   301,589               826,943                42,069
IN      New Albany/Grant Line Rd                                             188,493               519,965                33,230
IN      Jeffersonville/W 7th St                                              329,308               902,889               115,716
IN      Clarksville/Woodstock Dr                                             286,620               785,272                75,593
IN      New Albany/Progress Blvd                                             387,797             1,061,123                58,243
KS      Shawnee                                                              546,118             1,490,460                51,774
KS      Olathe                                                               429,808             1,176,442                57,841
KS      Overland Park                                                        561,549             1,530,969                46,406
KS      State Avenue                                                         448,025             1,224,381               107,503
KY      Louisville/bardstown Rd.                                             664,899             1,812,323                31,922
KY      Louisville/Dixie Highway                                             649,638             1,790,623                40,651
KY      Louisville/Oaklawn Avenue                                            209,005               574,740                43,365
KY      Louisville/Preston Hwy                                               863,390             2,346,688                35,104
KY      Valley Station/Val Sta Rd                                            623,828             1,697,482                21,822
KY      Louisville/Adams St                                                  752,032             2,049,063                66,596
MA      Worcester                                                            661,235             1,541,427               111,056
MA      Haverhill                                                            573,068             1,568,047                39,917
MA      New Bedford                                                          768,959             2,099,751                24,194
MA      Whitman                                                              544,178             1,487,628                31,268
MA      Brockton                                                           1,134,761             3,104,615                34,047
MA      Northborough                                                         822,364             2,279,586               112,664
MA      Tyngsboro                                                          1,211,930             3,293,838                52,955
MA      South Easton                                                         909,912             2,465,382                83,393
MA      North Attleboro                                                      908,949             2,460,427               465,899
MA      Fall River                                                           773,781             2,097,333               122,816
MA      Salisbury                                                            771,078             2,096,159                65,003
MA      Raynham/Broadway                                                     128,851               352,739                12,061
MA      Plainville/Washington St                                             802,165             2,805,865                 5,499
MA      Abington/Bedford Street                                              850,574             2,299,700                11,239
MD      Annapolis/Route 5                              3,989,642           1,565,664             4,324,670                80,375
MD      Silver Spring                                                      2,776,490             4,455,110                70,424
MD      Essex                                                              1,015,773             2,396,462                52,190
MD      Columbia                                                           1,057,034             3,289,952                51,796
MD      Rockville                                                          1,376,588             3,765,848                82,311
MD      Annapolis/Trout                                                    1,635,928             4,430,887                67,503
MD      Montgomery Village                                                 1,287,176             3,537,609                52,324
MD      Millersville                                                       1,501,123             4,101,854                48,101
MD      Waldorf                                                            1,168,869             3,175,314                26,445
MD      Rt. 3/Gambrills                                                      546,011             1,493,533                50,107
MD      Balto City/E Pleasant St                                           1,547,767             4,185,072                53,078
MD      Wheaton/Georgia Avenue                                             2,524,985             6,826,813                60,308
MD      Owings Mills/Owings Mills                                          1,232,000             2,695,300                20,182
MD      Columbia/Berger Rd                             3,341,041           1,301,350             3,518,450                87,534
MD      Germantown/Wisteria Dr                         2,846,071           1,507,010             4,074,500                56,644
MD      Towson/E Joppa Rd                                                          -             5,019,296                 6,524
MD      Bethesda/River Road                                                2,688,520             7,268,950                 5,648
MI      Lincoln Park                                                         761,209             2,097,502             1,358,248
MI      Tel-Dixie                                                            595,495             1,646,723                58,502
MI      Troy                                                               1,264,541             3,425,505                55,195
MI      Grand Rapids                                                         598,182             1,621,080                82,876
MI      Grandville                                                           579,599             1,840,838                52,189
MI      Linden/S Linden Road                                                 608,318             1,725,631                98,442
MI      Farmington Hills/Gr Riv                                                    -                21,690               102,141
MI      Belleville/Old Rawsonvill                                          1,604,420             4,337,870                17,884
MI      Canton/Canton Center Rd                                            1,058,080             2,860,740                12,925
MI      Chesterfield/23 Mild Rd                                            1,069,360             2,891,220                30,483
MI      Mt Clemens/N River Rd                                                804,822             2,176,000                40,847
MI      Shelby Twnshp/Van Dyke                                             1,646,340             4,451,210                 8,374
MI      Southgate/Allen Road                                                 903,934             2,443,966                10,902
MI      Ypsilanti/Carpenter Rd                                             1,294,443             3,499,784                11,113
MO      Grandview                                                            511,576             1,396,230               149,335
MO      Raytown                                                              427,056             1,171,397               118,640
NC      Charlotte/Tryon St.                                                1,003,418             2,731,345                52,275
NC      Raleigh/Hillsborough                                                 753,296             2,051,496                47,687
NC      Charlotte/Amity Road                                                 947,871             2,583,190               109,675
NC      Fayetteville/Macarthur                                               597,765             1,689,315                10,675
NC      Fayetteville/Rim Road                                                514,208             1,417,324                   944
NC      Wilmington/Market Street                                             622,720             1,704,743                 6,803
NC      Pineville/Crump Road                                                 763,330             2,063,820                22,562
NJ      Pennsauken                                                           914,938             2,484,553                97,062
NJ      Lawnside                                                           1,095,126             2,972,032               197,095
NJ      Cherry Hill/Cuthbert                                                 720,183             1,894,545                17,297
NJ      Cherry Hill/Route 7                                                  693,314             1,903,413                79,719
NJ      POMONA                                                               529,657             1,438,132                48,892
NJ      Hamilton                                                             386,592             1,051,300                40,510
NJ      Hackensack/South River St/..                   9,531,160           3,646,649             9,863,617               229,953
NJ      Secaucus/Paterson Plank Rd                     7,043,530           2,851,097             7,712,681               217,797
NJ      Harrison/Harrison Ave                          1,595,954             822,192             2,227,121                87,120
NJ      Orange/Oakwood Ave                             5,279,750           2,408,877             6,517,030                86,868
NJ      Flanders/Bartley Flanders Rd                                         645,486             1,749,362                53,932
NJ      Mt. Laurel/Ark Road                                                  678,397             1,866,032                21,067
NJ      Ho Ho Kus/Hollywood Ave                                            4,474,785            12,117,431                74,572
NJ      Millville/S Wade Blvd                                                302,675               829,306                82,859
NJ      Williamstown/Glassboro Rd                                            483,584             1,316,646                83,663
NJ      West New York/55th St                                                852,042             2,303,670                26,249
NM      Lomas                                                                251,018               691,453                50,089
NM      San Mateo                                                            524,982             1,436,128                88,650
NM      Montgomery                                                           606,860             1,651,611                69,560
NM      Legion                                                                     -             1,873,666                63,197
NM      Ellison                                                              642,304             1,741,230                 4,512
NM      Hotel Circle                                                         277,101               766,547               876,416
NM      Eubank                                                               577,099             1,568,266               211,822
NM      Coors                                                                494,400             1,347,792                86,261
NM      Osuna                                                                696,685             1,891,849               203,399
NM      Santa Fe/875 W San Mateo                       2,864,580           1,055,760             2,854,470                57,421
NM      Albuquerque/Central Ave,E                                            549,778             1,492,587               125,113
NV      Rainbow                                                              879,928             2,385,104               125,907
NV      Oakey                                                                663,607             1,825,505                49,074
NV      Tropicana                                                            803,070             2,179,440               198,754
NV      Sunset                                                               934,169             2,533,803               217,694
NV      Sahara                                                             1,217,565             3,373,622                43,743
NV      Charleston                                                           557,678             1,520,140                50,815
NV      L. Vegas-Sahara/Pioneer                                            1,040,367             2,842,388                65,473
NV      Las Vegas/S Nellis Blvd                                              619,239             1,749,528                84,215
NV      Las Vegas/W Cheyenne Rd                                              815,468             2,204,780                30,347
NV      Henderson/Stephanie Pl                         2,728,148           1,623,290             4,388,890                10,762
NV      Las Vegas/58                                                         929,185             2,512,240                10,629
NY      Coram                                                              1,976,332             5,352,301                97,342
NY      Mahopac/Rt 6 and Lupi Ct                                           1,299,571             3,530,956                37,197
NY      Kingston/Sawkill Rd                                                  677,909             1,845,654                78,129
NY      New Paltz/So Putt Corners                                            547,793             1,498,124               122,959
NY      Saugerties/Route 32                                                  677,909             1,839,254               160,132
NY      Amsterdam/Route 5 So                                                 394,628             1,070,360                62,169
NY      Ridge/Middle Country Rd                                            1,357,430             3,670,090                39,296
NY      Bronx/Third Avenue                                                   763,367             2,063,920                80,205
NY      New Rochelle/Huguenot St                                           1,360,120             3,677,360               102,981
NY      Mt Vernon/Northwest St                                                     -             5,139,250                88,603
NY      Bronx/Zerega Avenue                                                1,586,900             4,290,520                92,970
NY      Bronx\Bruckner Blvd East                                           4,641,070            12,548,400               135,516
NY      Bronx/112 Bruckner Blvd West                                       2,813,340             7,606,440                     -
NY      Brooklyn/Albemarle Rd                          4,389,748           3,321,900             8,981,430                 2,718
NY      Long Island City/Starr                         7,596,103           4,228,040            11,431,400                 2,718
NY      New York/W 143rd St                                                2,568,180             6,943,600                 2,718
NY      Brooklyn/John St                               4,908,916           3,319,740             8,975,590                 1,711
NY      New York/W 21st St.                                                3,178,840             8,594,650                12,622
OH      Akron/Chenoweth Road                                                 540,716             1,519,499                92,499
OH      Streetsboro/Frost Road                                               622,041             1,836,890                71,391
OH      Franklin/Conover Drive                                               428,733               644,913                 8,195
OH      Kent/Cherry Street                                                   513,752             1,454,983                36,676
OH      Amerest/Leavitt                                                      392,212             1,131,603                49,339
OH      East Lake/Lakeland Bvld                                              432,656             1,237,086               141,645
OH      Mentor/Mentor Ave                                                  1,051,222             2,910,600                80,290
OH      Mentor/Heisley Road                                                  337,560               986,802                62,879
OH      Columbus/W 15th St                                                    59,597               170,384                26,050
OH      Columbus/Eastwood Dr                                                  83,159               239,273                 9,618
OH      Columbus/W Broad St                                                  891,738             2,423,670               169,409
OH      Columbus/S High St                                                   785,018             2,127,507                78,273
OH      Columbus/Innis Rd                                                  1,694,130             4,585,478                81,708
OH      Columbus/E Main St                                                   665,547             1,808,554               125,134
OH      Columbus/E Cooke Rd                                                  891,461             2,415,298             1,203,170
OH      Worthington/Reliance St                                              519,187             1,408,980                61,021
OH      Delaware/State Rt 23                                                  76,506               213,346                38,330
OH      Trotwood/Salem Bend Dr                                             1,041,424             2,834,894               114,436
OH      Worthington/Alta View Blv                                            437,308             1,185,419                10,896
OH      Columbus/W Dublin-Grand                        1,684,725             801,749             2,170,758                68,151
OH      Dublin/Old Avery Road                                                712,038             1,928,205                54,996
OH      Hilliard/Parkway Lane                                                739,230             2,001,725                45,569
OH      Columbus/Urlin Avenue                          1,716,316             803,372             2,172,080                50,703
OH      Columbus/Schofield Dr                                                578,248             1,563,410                81,396
OH      Columbus/Wilson Road                                                 729,548             1,972,480                78,422
OH      Columbus/2929 Dublin Rd                                              707,428             1,912,680                42,017
OH      Columbus/Kenny Road                                                  715,395             1,934,220                78,021
OH      Columbus/South Hamilton                                              357,786               967,348                63,035
OK      Sooner Road                                                          453,185             1,252,031                93,223
OK      10th Street                                                          261,208               743,356             1,185,231
OK      Moore                                                                281,912               776,815               158,415
OK      Midwest City                                                         443,545             1,216,512                57,290
OK      Meridian                                                             252,963               722,040               373,537
OK      Air Depot                                                            347,690               965,923               115,610
OK      Peoria                                                               540,318             1,488,307                85,194
OK      11th & Mingo                                                         757,054             2,071,799               135,720
OK      Skelly                                                               173,331               489,960                84,766
OK      Lewis                                                                642,511             1,760,304                26,333
OK      Sheridan                                                             531,978             1,509,718                88,794
OK      OKC/33rd Street                                                      267,059               741,710               101,228
OK      Oklahoma City/Western                                                721,181             1,958,872                 9,702
OK      Tulsa/So Garnett Road                                                966,052               497,746                17,267
OK      NW Expressway/Roxbury                                                598,527             1,631,870               191,551
OR      Portland/229th Ave.                                                1,198,358             3,249,301                70,786
OR      Portland/Murray Blvd.                                              1,086,999             2,948,220                50,116
OR      Portland/185th Ave.                                                1,337,157             3,624,573                30,648
PA      Philadelphia                                                       1,574,064             2,838,049                66,901
PA      King of Prussia                                                    1,354,359             3,678,011                61,225
PA      Warminster                                                           891,048             2,446,648                70,116
PA      Allentown                                                            578,632             1,583,744                89,741
PA      Bethlehem                                                            843,324             2,317,298                71,792
PA      Norristown                                                           868,586             2,405,332                43,999
PA      Malverne/E. Lancaster                                                433,482             2,833,980               793,730
PA      West Chester/Dowington Pk                                            567,546             1,613,461                25,855
PA      Huntingdon Valley/Welsh                                              583,650             1,578,020                11,804
PA      Philadelphia/Wayne Ave                                             1,781,940             4,817,840                15,151
TN      SUSA Partnership L.P.                            788,779          35,393,885            62,185,043                     -
TN      Summer                                                               172,093             2,663,644                66,406
TN      Union                                                                286,925             1,889,030                46,231
TN      Memphis/Mt Moriah                                                    692,669             1,598,722             1,359,543
TN      Antioch/Nashville                                                    822,125             2,239,684               153,322
TN      Keyport (Gateway)                                                    396,229             1,080,547                92,081
TN      Chattanooga                                                          484,457             1,360,998               233,725
TN      E. Mt. Moriah                                                        638,757             1,141,414             1,209,589
TN      Winchester                                                           774,069             2,260,361                70,612
TN      Nashville/Lebanon Pike                                             1,366,208             3,748,062                36,294
TN      Nashville/Haywood                              1,228,478             423,170             1,166,891                64,849
TN      Nashville/Murfreesboro                           918,074             344,720               950,811                40,250
TN      Memphis/2939 Poplar                                                1,750,286             1,986,417             2,720,013
TN      Nashville                                                          1,440,860             3,901,994                45,620
TN      Murfreesboro                                                       1,222,229             3,309,033               114,331
TN      Nashville/Old Hickory RD                                           1,271,786             3,444,402               146,217
TN      Antioch/Bell Rd                                                      841,235             2,280,513               113,397
TN      Franklin/Liberty Pike                                                844,335             2,287,937               106,691
TN      Memphis/5675 Summer                                                  399,486             1,103,101                37,461
TN      Memphis/47                                                           425,797             1,171,967               121,039
TN      Memphis/Madison                                                      189,329               523,890                95,164
TN      Memphis/Raleigh/LaGrange                                             282,744               788,041                57,908
TN      LAMAR                                                                233,054               661,583                71,382
TN      Memphis/American Way                                                 326,495               911,122               102,033
TN      Memphis/639                                                          348,906               976,683                44,573
TN      Collierville/W Poplar                                              1,122,353             2,372,249                16,156
TN      Antioch/2757 Murfreesboro                      2,635,249           1,299,380             3,531,925               106,380
TN      Memphis/Shelby Oaks                                                  446,424             1,219,883                86,472
TN      Cordova/Autumn Creek                                                 760,818             2,057,030                34,243
TN      Cordova/N Germantown                                                 991,310             2,680,210                67,079
TN      Cordova/Moriarty Rd                                                  679,285             1,836,580                45,791
TN      Collierville/Commerce Pky                                            232,210               627,827                91,244
TN      Cordova/389 N Germantown Pkwy                                      1,434,990             2,371,420                 4,240
TN      Memphis/Hickory Hill                                                       -                     -                 4,138
TN      Memphis/73                                                         1,037,880             2,806,120                     -
TX      Ft. Worth Avenue                                                     393,893             1,076,836                95,750
TX      Euless                                                               352,715               961,974               294,289
TX      North Freeway                                                        676,958             1,838,633               181,068
TX      South Freeway                                                        433,769             1,181,121               170,475
TX      White Settlement                                                     920,149             2,496,150             1,262,771
TX      Airport Freeway                                                      616,535             1,678,683               188,628
TX      Midway                                                               851,959             2,310,475             1,166,905
TX      Dallas/Preston                                                     1,194,744             3,245,423                24,108
TX      Euless/Bedford                                                       923,948             2,525,303                72,003
TX      Spring                                                             1,110,728             3,005,855                46,385
TX      Sugarland                                                            675,660             1,830,545               128,842
TX      Dallas/Dallas Parkway                                                894,127             2,446,468                20,806
TX      Alvin/Mustang Road                                                   371,866             1,082,427                 3,493
TX      Clute/Brazos Park Drive                                              614,354             1,665,736                71,644
TX      Houston/South Main                                                 1,105,840             2,992,930                 8,060
TX      Austin-McNeil Drive                                                  916,980             2,479,240                14,487
TX      Plano/Wagner Way                                                   1,046,620             2,829,760                12,473
TX      Carrollton/W Frankford Rd                                            797,598             2,156,470                10,287
TX      Pasadena/Red Bluff Rd                                                605,356             1,636,700                57,578
TX      Dallas/N Central Express                                           1,215,080             3,285,210                46,586
TX      Spring/Spring Stuebner                                               621,986             1,681,670                29,175
TX      Addison/1628                                                       1,386,743             3,749,346                 1,014
UT      Orem                                                                 629,867             1,722,550                76,942
UT      Sandy                                                                949,065             2,573,696                67,149
UT      West Valley 23                                                       576,248             1,579,605                17,516
VA      Fairfax Station                                                    1,019,015             2,115,385               276,604
VA      Chantilly                                                            882,257             2,395,841               718,363
VA      Reston                                                               551,285             2,260,947                25,409
VA      Falls Church                                                       1,226,409             3,348,761               204,171
VA      Willow Lawn                                                        1,516,115             4,105,846                43,966
VA      Stafford/Jefferson Davis                                             751,398             2,035,961                56,979
VA      Fredericksburg/Jefferson                                             668,526             1,812,040                48,558
VA      Charlottesville/Seminole                                             748,988             2,029,716                46,416
VA      Fredericksburg/Plank                                                 846,358             2,287,063                41,212
VA      Alexandria/N Henry St                                              2,424,650             6,555,535                71,150
VA      Falls Church/Hollywood Rd                                          2,209,059             5,972,642                37,980
VA      Alexandria/Kings Centre                                            1,612,519             2,207,382                10,411
WA      Vancouver/78th St.                                                   753,071             2,045,377                58,975
                                                   =============================================================================
                                                      78,737,209         425,349,948         1,135,267,899            55,597,047
                                                   =============================================================================


                                                Gross Amount at Close of Period
                                         --------------------------------------------
                                                                                                                          Life of
                                                         Building &   Land & Building      Accumulated    Year Placed    Building
State  Property Name                          Land         Fixtures             Total     Depreciation     in Service   Component
-----  -------------                          ----         --------             -----     ------------     ----------   ---------
AL      Vestavia                           652,309        1,860,464         2,512,773         (230,347)          1994          40
AL      Birmingham                         353,429        1,020,415         1,373,844          (59,483)          1996          40
AZ      24th Street                        486,232        1,399,589         1,885,821         (169,490)          1994          40
AZ      Oracle                             587,844        1,655,001         2,242,845         (197,830)          1994          40
AZ      22nd Street                        529,702        1,487,767         2,017,469         (181,902)          1994          40
AZ      East Phoenix                       370,586        1,069,420         1,440,006         (104,452)          1995          40
AZ      Tempe                              879,017        2,467,290         3,346,307         (214,978)          1995          40
AZ      Cave Creek                         824,369        2,299,346         3,123,715         (192,844)          1995          40
AZ      Alma School                        789,076        2,189,176         2,978,252         (169,727)          1996          40
AZ      Metro-21st/Peoria-Phoenix          603,284        1,667,301         2,270,585         (112,072)          1996          40
AZ      7th/Indian School-Phoenix          522,548        1,431,705         1,954,253          (96,790)          1996          40
AZ      Phoenix/32nd St                  1,347,056        3,673,788         5,020,844         (221,166)          1996          40
AZ      Mesa/Country                       558,822        1,544,151         2,102,973          (88,542)          1996          40
AZ      Mesa/East Main                     917,867        2,518,154         3,436,020         (136,875)          1996          40
AZ      Phoenix/Bell Road                1,319,858        3,613,137         4,932,995         (189,605)          1996          40
AZ      Tucson/Santa Clara                 543,219        1,494,810         2,038,029          (71,180)          1997          40
AZ      Phoenix/N 43rd Avenue            1,307,810        3,694,878         5,002,688         (108,388)          1997          40
AZ      Phoenix/N 25th Avenue              537,482        1,511,373         2,048,855          (46,346)          1997          40
AZ      Phoenix/2331 W Ind Sch             537,759        1,515,207         2,052,966          (47,441)          1997          40
AZ      Mesa/N Power Rd                    454,601        1,271,059         1,725,660          (41,793)          1997          40
AZ      Mesa/3                             525,840        1,557,454         2,083,294          (46,380)          1997          40
AZ      Tempe/E Southshore Dr              798,272        2,291,983         3,090,255          (35,104)          1998          40
CA      Miramar Self                       387,430        1,129,651         1,517,081         (139,696)          1994          40
CA      Miramar Business                 1,225,120        3,657,070         4,882,190         (444,873)          1994          40
CA      Marina Del Rey                   1,954,100        5,408,491         7,362,591         (644,024)          1994          40
CA      Covina                           1,234,590        3,570,743         4,805,333         (384,653)          1994          40
CA      Norwalk                          1,529,220        4,288,534         5,817,754         (457,079)          1994          40
CA      Campbell                         1,041,860        2,916,899         3,958,759         (309,383)          1994          40
CA      Monterey I & II                  1,613,920        4,467,819         6,081,739         (477,858)          1994          40
CA      Palo Alto                          651,280        1,853,167         2,504,447         (197,924)          1994          40
CA      San Jose                         1,266,990        3,543,583         4,810,573         (364,280)          1994          40
CA      Santa Cruz                       1,092,720        3,033,710         4,126,430         (323,651)          1994          40
CA      Scotts Valley                      651,280        1,837,172         2,488,452         (202,950)          1994          40
CA      Santa Clara                      1,362,330        3,867,010         5,229,340         (361,266)          1995          40
CA      Watsonville                        480,039        1,354,508         1,834,547         (143,693)          1994          40
CA      Panarama City                      961,128        2,686,562         3,647,690         (293,511)          1994          40
CA      Westminster                        975,304        2,744,493         3,719,797         (282,766)          1994          40
CA      Point Loma                       2,139,340        6,036,309         8,175,649         (611,075)          1994          40
CA      Rialto                             695,327        1,930,411         2,625,738         (186,882)          1995          40
CA      Yucaipa                            411,580        1,153,212         1,564,792         (114,192)          1995          40
CA      Fallbrook                          418,763        1,164,867         1,583,630         (114,485)          1995          40
CA      Hemet                              455,585        1,257,599         1,713,184         (122,515)          1995          40
CA      San Bernardino/Baseline          1,220,840        3,359,830         4,580,670         (320,200)          1995          40
CA      Colton                             514,276        1,507,005         2,021,281         (142,791)          1995          40
CA      San Marcos                         318,260          934,498         1,252,758          (94,689)          1995          40
CA      Capitola                           827,352        2,311,323         3,138,675         (208,264)          1995          40
CA      Oceanside                        1,236,630        3,438,671         4,675,301         (329,460)          1995          40
CA      San Bernardino/Waterman            708,988        2,040,076         2,749,064         (174,471)          1995          40
CA      Santee                             879,599        2,608,409         3,488,008         (215,961)          1995          40
CA      Santa Ana                        1,273,820        3,497,564         4,771,384         (296,607)          1995          40
CA      Garden Grove                     1,137,870        3,125,902         4,263,772         (264,360)          1995          40
CA      City of Industry                   900,036        2,547,273         3,447,309         (214,454)          1995          40
CA      Chatsworth                       1,736,890        4,841,636         6,578,526         (411,859)          1995          40
CA      Palm Springs                       816,743        2,339,385         3,156,128         (212,904)          1995          40
CA      Moreno Valley                      414,614        1,266,828         1,681,442         (116,179)          1995          40
CA      San Bern/23rd St                   655,883        1,888,441         2,544,324         (157,033)          1995          40
CA      San Bern/Mill Ave                  370,043        1,098,883         1,468,926          (92,989)          1995          40
CA      Highlands                          627,594        1,753,734         2,381,328         (142,798)          1995          40
CA      Redlands                           731,365        2,030,121         2,761,486         (165,112)          1995          40
CA      Palm Springs/Gene Autry            784,589        2,164,900         2,949,489         (170,328)          1995          40
CA      Thousand Palms                     655,982        1,899,662         2,555,644         (159,318)          1996          40
CA      Salinas                            626,113        1,782,455         2,408,568         (130,381)          1996          40
CA      Whittier - E Washington            923,327        2,571,149         3,494,476         (184,227)          1996          40
CA      Florin/Freeport-Sacramento         828,504        2,384,839         3,213,343         (164,260)          1996          40
CA      Sunrise/Sunset                     822,597        2,297,427         3,120,024         (158,784)          1996          40
CA      Santa Rosa                       1,354,738        3,739,897         5,094,635         (244,906)          1996          40
CA      Huntington Beach                   842,664        2,472,426         3,315,090         (174,142)          1996          40
CA      La Puente                          995,455        2,750,370         3,745,825         (174,512)          1996          40
CA      Pacheco                          1,203,243        3,305,728         4,508,972         (202,442)          1996          40
CA      Huntington Beach                 1,054,709        2,930,309         3,985,018         (175,018)          1996          40
CA      Hawiian Gardens                  1,960,442        5,435,675         7,396,117         (325,821)          1996          40
CA      Sacramento                         665,660        1,960,525         2,626,185         (118,132)          1996          40
CA      Vacaville-Bell Vista Rd            681,165        1,879,718         2,560,884          (99,819)          1997          40
CA      Sacramento/Perry                   458,532        1,270,887         1,729,419          (72,591)          1996          40
CA      Cypress/Lincoln Ave                796,116        2,199,977         2,996,094         (108,071)          1997          40
CA      Hollywood/Vine St.               1,737,764        4,773,128         6,510,893         (217,966)          1997          40
CA      Los Angeles/Fountain Ave           836,213        2,335,303         3,171,516         (117,301)          1997          40
CA      Long Beach                         989,288        2,750,562         3,739,851         (133,955)          1997          40
CA      Riverside/Arlington Ave            597,053        1,798,636         2,395,690          (88,518)          1997          40
CA      Orange/Flower Street             2,083,009        5,686,738         7,769,747         (187,151)          1997          40
CA      Huntington Beach/Warner          3,310,666        9,026,101        12,336,767         (367,293)          1997          40
CA      Anaheim/Penhall Way                979,680        2,715,240         3,694,920         (115,479)          1997          40
CA      Santa Ana/Fifth Street             762,227        2,158,594         2,920,822          (97,593)          1997          40
CA      Long Beach/Carson Street         1,487,286        4,075,851         5,563,137         (169,370)          1997          40
CA      Long Beach/Artesia Blvd          2,027,496        5,672,431         7,699,927         (240,989)          1997          40
CA      El Segundo/Segundo Blvd.         2,067,936        5,642,698         7,710,634         (228,913)          1997          40
CA      Gardena/Alondra Blvd             1,082,186        2,975,933         4,058,119         (125,121)          1997          40
CA      Pico Rivera/Slauson Ave                  -        6,871,622         6,871,622         (228,534)          1997          40
CA      Whittier/Comstock                1,232,646        3,405,631         4,638,278         (140,732)          1997          40
CA      Baldwin Park/Garvey Ave            570,476        1,588,930         2,159,406          (68,213)          1997          40
CA      Glendora/Arrow Hwy                 875,658        2,417,086         3,292,744         (101,912)          1997          40
CA      Pomona/Ridgeway                    812,205        2,273,636         3,085,841         (102,446)          1997          40
CA      Riverside/Fairgrounds St           677,115        1,895,501         2,572,617          (86,958)          1997          40
CA      Cathedral City/Ramon Rd          1,487,346        4,084,766         5,572,112         (171,471)          1997          40
CA      Palm Springs/Radio Road          1,013,776        2,864,141         3,877,918         (118,059)          1997          40
CA      Campbell/187 E Sunnyoaks           781,574        1,664,453         2,446,027          (56,916)          1997          40
CA      Roseville/6th Street               793,202        2,206,205         2,999,407          (66,235)          1997          40
CA      Roseville/Junction Blvd            918,175        2,526,062         3,444,237          (71,963)          1997          40
CA      Spring Valley/Jamacha Road         823,892        2,262,121         3,086,013          (66,071)          1997          40
CA      N Highlands/Elkhorn Blvd           490,354        1,430,518         1,920,872          (38,563)          1998          40
CA      Los Angeles/Centinela Ave                -        2,978,397         2,978,397          (25,056)          1998          40
CA      Los Alamitos/Cerritos Ave        2,027,330        5,510,443         7,537,773          (46,778)          1998          40
CA      Los Angeles/W Pico Blvd          1,122,500        3,064,341         4,186,841          (26,397)          1998          40
CO      Broomfield/12                      691,893        1,899,630         2,591,523          (94,271)          1997          40
CO      Lakewood/W Mississippi           1,350,196        3,766,977         5,117,173         (122,492)          1997          40
CT      Wethersfield                       472,831        2,209,366         2,682,197         (198,700)          1994          40
CT      Enfield                            513,775        1,500,341         2,014,116         (169,247)          1994          40
CT      East Hartford                      992,547        2,825,620         3,818,167         (267,818)          1995          40
CT      Waterbury                          751,111        2,114,814         2,865,925         (137,138)          1996          40
CT      Rocky Hill                       1,332,480        3,663,242         4,995,722         (232,137)          1996          40
CT      Farmington                       1,276,830        3,527,563         4,804,393         (231,604)          1996          40
CT      Stamford/Commerce Rd             3,173,400        8,603,080        11,776,480         (253,034)          1997          40
CT      Brookfield/Brookfield-Fed        1,042,980        2,819,920         3,862,900             (300)          1998          40
DC      U Street                         1,388,560        3,874,207         5,262,767         (468,951)          1994          40
DE      Wilmington                         610,689        2,607,471         3,218,160         (626,321)          1989          40
FL      Kendall                          1,838,900        3,957,609         5,796,509         (994,446)          1988          40
FL      Ives Dairy                       1,061,780        4,388,402         5,450,182       (1,084,378)          1988          40
FL      Longwood                           862,849        2,427,786         3,290,635         (598,300)          1988          40
FL      Sarasota                         2,007,890        2,899,716         4,907,606         (588,508)          1988          40
FL      WPB Southern                     1,016,450        3,114,793         4,131,243         (357,566)          1991          40
FL      WPB II                             572,284        2,435,687         3,007,971         (329,797)          1991          40
FL      Port Richey                        605,850        1,757,351         2,363,201         (213,343)          1994          40
FL      Ft. Myers                          645,218        1,974,411         2,619,629         (187,975)          1994          40
FL      North Lauderdale                 1,282,770        3,376,613         4,659,383         (375,457)          1994          40
FL      Naples                             636,051        1,826,252         2,462,303         (198,110)          1994          40
FL      Hallandale                       1,696,520        4,719,138         6,415,658         (441,997)          1995          40
FL      Davie                            2,011,843        5,580,833         7,592,676         (513,555)          1995          40
FL      Tampa/Adamo                        837,180        2,387,025         3,224,205         (217,191)          1995          40
FL      SR 84 (Southwest)                1,903,780        5,294,183         7,197,963         (449,279)          1995          40
FL      Quail Roost                      1,663,640        4,567,790         6,231,430         (389,039)          1995          40
FL      Tamiami                          1,962,920        5,430,069         7,392,989         (489,767)          1995          40
FL      Highway 441 (2nd Avenue)         1,734,960        4,798,585         6,533,545         (435,522)          1995          40
FL      Miami Sunset                     2,205,020        6,082,308         8,287,328         (548,403)          1995          40
FL      Doral (Archway)                  1,639,215        4,555,633         6,194,848         (420,314)          1995          40
FL      Boca Raton                       1,509,138        4,213,307         5,722,445         (293,681)          1996          40
FL      Ft. Lauderdale                   1,066,708        3,018,015         4,084,723         (219,411)          1996          40
FL      Coral Way                        1,578,148        4,364,699         5,942,847         (323,675)          1996          40
FL      Miller Rd                        1,412,538        3,962,166         5,374,704         (286,029)          1996          40
FL      Harborview Rd/Pt. Charlotte        886,280        2,456,183         3,342,463         (164,623)          1996          40
FL      Miami Gardens/441                  544,221        1,574,126         2,118,348         (105,614)          1996          40
FL      Miramar/State Rd. 7              1,800,938        5,309,185         7,110,123         (376,675)          1996          40
FL      Delray Beach                       392,562        1,122,222         1,514,785          (72,485)          1996          40
FL      Okeechobee                       1,101,949        2,608,542         3,710,492          (97,605)          1997          40
FL      Sarasota/N Washington            1,039,484        2,888,071         3,927,556         (122,715)          1997          40
FL      West Palm Bch/N Military           791,677        2,173,164         2,964,841          (38,636)          1998          40
FL      Miami/Southwest 127th Ave                -        5,496,078         5,496,078          (81,181)          1998          40
GA      South Cobb                         161,509        1,517,503         1,679,012         (227,684)          1992          40
GA      Lilburn                            634,879        1,811,527         2,446,406         (220,985)          1994          40
GA      Eastpoint                          937,618        2,849,314         3,786,932         (306,798)          1994          40
GA      Acworth                            520,032        1,731,559         2,251,591         (138,564)          1994          40
GA      Western Hills                      846,462        1,936,617         2,783,079         (208,415)          1994          40
GA      Stone Mountain                   1,057,188        2,976,876         4,034,064         (211,418)          1996          40
IL      Prospect Heights/Piper             894,751        2,443,073         3,337,825         (116,644)          1997          40
IN      Marion/W 2nd Street                231,440          749,552           980,993          (43,067)          1997          40
IN      Indianapolis/N Illinois            365,621        1,042,384         1,408,005          (33,969)          1997          40
IN      Indianapolis/W 1                   598,465        1,697,297         2,295,762          (51,241)          1997          40
IN      Indianapolis/Hawthorn Pk         1,257,360        3,513,380         4,770,740         (103,060)          1997          40
IN      Indianapolis/E 56th St           1,053,340        2,952,126         4,005,466          (89,258)          1997          40
IN      Indianapolis/E 42nd St             665,547        1,868,942         2,534,489          (57,039)          1997          40
IN      Indianapolis/E 86th St             397,221        1,152,350         1,549,571          (37,737)          1997          40
IN      Indianapolis/Beachway Dr           526,117        1,494,392         2,020,509          (46,736)          1997          40
IN      Indianapolis/Crawfordsvil          267,216          796,306         1,063,522          (26,637)          1997          40
IN      Indianapolis/Fulton Dr             323,210          947,923         1,271,133          (31,477)          1997          40
IN      Indianapolis/N Meridian                  -           22,782            22,782           (4,596)          1997          40
IN      Indianapolis/Fry Rd                617,315        1,842,558         2,459,873          (58,933)          1997          40
IN      Greenwood/E Stop 11 Rd             794,443        2,240,733         3,035,176          (66,310)          1997          40
IN      Clarksville/N Hallmark              53,776          267,203           320,979          (11,261)          1997          40
IN      Jefferson/E Highway 62             145,805          512,828           658,633          (19,564)          1997          40
IN      Jeffersonville/E 1                 301,589          869,012         1,170,601          (28,383)          1997          40
IN      New Albany/Grant Line Rd           188,493          553,195           741,688          (20,223)          1997          40
IN      Jeffersonville/W 7th St            329,308        1,018,605         1,347,913          (36,054)          1997          40
IN      Clarksville/Woodstock Dr           286,620          860,865         1,147,485          (27,696)          1997          40
IN      New Albany/Progress Blvd           387,797        1,119,366         1,507,163          (38,313)          1997          40
KS      Shawnee                            546,118        1,542,234         2,088,352         (188,683)          1994          40
KS      Olathe                             429,808        1,234,283         1,664,091         (159,130)          1994          40
KS      Overland Park                      561,549        1,577,375         2,138,924         (194,805)          1994          40
KS      State Avenue                       448,025        1,331,884         1,779,909         (153,807)          1994          40
KY      Louisville/bardstown Rd.           666,130        1,843,014         2,509,144          (95,710)          1997          40
KY      Louisville/Dixie Highway           650,582        1,830,330         2,480,912          (82,283)          1997          40
KY      Louisville/Oaklawn Avenue          209,005          618,105           827,110          (23,350)          1997          40
KY      Louisville/Preston Hwy             863,390        2,381,792         3,245,182          (73,919)          1997          40
KY      Valley Station/Val Sta Rd          623,828        1,719,304         2,343,132          (50,717)          1997          40
KY      Louisville/Adams St                752,032        2,115,659         2,867,691          (67,887)          1997          40
MA      Worcester                          661,235        1,652,483         2,313,718         (185,227)          1994          40
MA      Haverhill                          573,068        1,607,964         2,181,032         (189,344)          1994          40
MA      New Bedford                        768,959        2,123,945         2,892,904         (311,323)          1994          40
MA      Whitman                            544,178        1,518,896         2,063,074         (164,176)          1994          40
MA      Brockton                         1,138,328        3,135,095         4,273,423         (221,232)          1996          40
MA      Northborough                       825,936        2,388,678         3,214,614         (172,838)          1996          40
MA      Tyngsboro                        1,216,550        3,342,173         4,558,723         (218,598)          1996          40
MA      South Easton                       914,536        2,544,151         3,458,687         (165,411)          1996          40
MA      North Attleboro                  1,316,103        2,519,172         3,835,275         (159,045)          1996          40
MA      Fall River                         778,405        2,215,525         2,993,930         (140,297)          1996          40
MA      Salisbury                          775,702        2,156,538         2,932,240         (138,862)          1996          40
MA      Raynham/Broadway                   130,221          363,430           493,651          (15,063)          1997          40
MA      Plainville/Washington St           802,165        2,811,364         3,613,529          (30,358)          1998          40
MA      Abington/Bedford Street            850,574        2,310,939         3,161,513          (25,367)          1998          40
MD      Annapolis/Route 5                1,565,660        4,405,049         5,970,709       (1,001,485)          1989          40
MD      Silver Spring                    2,776,490        4,525,534         7,302,024       (1,063,261)          1989          40
MD      Essex                            1,015,770        2,448,655         3,464,425         (514,114)          1990          40
MD      Columbia                         1,057,030        3,341,752         4,398,782         (650,746)          1991          40
MD      Rockville                        1,376,590        3,848,157         5,224,747         (433,340)          1994          40
MD      Annapolis/Trout                  1,635,930        4,498,388         6,134,318         (516,871)          1994          40
MD      Montgomery Village               1,287,180        3,589,929         4,877,109         (426,567)          1994          40
MD      Millersville                     1,501,120        4,149,958         5,651,078         (343,209)          1995          40
MD      Waldorf                          1,169,200        3,201,428         4,370,628         (268,760)          1995          40
MD      Rt. 3/Gambrills                    549,583        1,540,068         2,089,651         (106,678)          1996          40
MD      Balto City/E Pleasant St         1,551,338        4,234,579         5,785,917         (226,368)          1996          40
MD      Wheaton/Georgia Avenue           2,524,980        6,887,126         9,412,106         (191,563)          1997          40
MD      Owings Mills/Owings Mills        1,232,000        2,715,482         3,947,482          (54,667)          1998          40
MD      Columbia/Berger Rd               1,301,350        3,605,984         4,907,334          (70,685)          1998          40
MD      Germantown/Wisteria Dr           1,507,010        4,131,144         5,638,154          (79,729)          1998          40
MD      Towson/E Joppa Rd                        -        5,025,820         5,025,820          (64,591)          1998          40
MD      Bethesda/River Road              2,688,520        7,274,598         9,963,118          (46,226)          1998          40
MI      Lincoln Park                     1,028,680        3,188,279         4,216,959         (235,544)          1995          40
MI      Tel-Dixie                          608,495        1,692,225         2,300,720         (162,623)          1995          40
MI      Troy                             1,268,316        3,476,925         4,745,241         (195,058)          1996          40
MI      Grand Rapids                       601,962        1,700,176         2,302,138          (96,334)          1996          40
MI      Grandville                         583,379        1,889,247         2,472,626         (106,032)          1996          40
MI      Linden/S Linden Road               609,262        1,823,129         2,432,391          (92,471)          1997          40
MI      Farmington Hills/Gr Riv                944          122,886           123,831          (51,770)          1997          40
MI      Belleville/Old Rawsonvill        1,604,420        4,355,754         5,960,174          (28,083)          1998          40
MI      Canton/Canton Center Rd          1,058,080        2,873,665         3,931,745          (18,759)          1998          40
MI      Chesterfield/23 Mild Rd          1,069,360        2,921,703         3,991,063          (18,876)          1998          40
MI      Mt Clemens/N River Rd              804,822        2,216,847         3,021,669          (15,814)          1998          40
MI      Shelby Twnshp/Van Dyke           1,646,340        4,459,584         6,105,924          (28,527)          1998          40
MI      Southgate/Allen Road               903,934        2,454,868         3,358,802          (16,176)          1998          40
MI      Ypsilanti/Carpenter Rd           1,294,443        3,510,897         4,805,340          (22,729)          1998          40
MO      Grandview                          511,576        1,545,565         2,057,141         (188,071)          1994          40
MO      Raytown                            427,056        1,290,037         1,717,093         (143,667)          1994          40
NC      Charlotte/Tryon St.              1,006,988        2,780,050         3,787,038         (186,332)          1996          40
NC      Raleigh/Hillsborough               756,868        2,095,611         2,852,479         (140,587)          1996          40
NC      Charlotte/Amity Road               951,443        2,689,292         3,640,736         (174,012)          1996          40
NC      Fayetteville/Macarthur             598,709        1,699,045         2,297,755          (93,596)          1997          40
NC      Fayetteville/Rim Road              515,152        1,417,324         1,932,476          (65,348)          1997          40
NC      Wilmington/Market Street           623,664        1,710,602         2,334,266          (77,766)          1997          40
NC      Pineville/Crump Road               763,330        2,086,382         2,849,712          (27,639)          1998          40
NJ      Pennsauken                         914,938        2,581,615         3,496,553         (806,128)          1994          40
NJ      Lawnside                         1,095,120        3,169,133         4,264,253         (286,655)          1995          40
NJ      Cherry Hill/Cuthbert               720,183        1,911,842         2,632,025         (182,172)          1995          40
NJ      Cherry Hill/Route 7                693,641        1,982,805         2,676,446         (167,138)          1995          40
NJ      POMONA                             534,281        1,482,399         2,016,681          (95,027)          1996          40
NJ      Hamilton                           391,216        1,087,186         1,478,402          (69,895)          1996          40
NJ      Hackensack/South River St/..     3,652,335       10,087,884        13,740,219         (539,650)          1996          40
NJ      Secaucus/Paterson Plank Rd       2,856,615        7,924,960        10,781,575         (426,571)          1996          40
NJ      Harrison/Harrison Ave              828,694        2,307,739         3,136,433         (131,327)          1996          40
NJ      Orange/Oakwood Ave               2,414,855        6,597,920         9,012,775         (357,477)          1996          40
NJ      Flanders/Bartley Flanders Rd       652,270        1,796,510         2,448,780         (102,738)          1996          40
NJ      Mt. Laurel/Ark Road                679,341        1,886,154         2,565,496          (84,201)          1997          40
NJ      Ho Ho Kus/Hollywood Ave          4,477,741       12,189,047        16,666,788         (416,806)          1997          40
NJ      Millville/S Wade Blvd              302,675          912,165         1,214,840          (32,333)          1997          40
NJ      Williamstown/Glassboro Rd          483,584        1,400,309         1,883,893          (45,228)          1997          40
NJ      West New York/55th St              852,042        2,329,919         3,181,961          (31,260)          1998          40
NM      Lomas                              251,018          741,542           992,560          (89,490)          1994          40
NM      San Mateo                          524,982        1,524,778         2,049,760         (181,119)          1994          40
NM      Montgomery                         606,860        1,721,171         2,328,031         (212,324)          1994          40
NM      Legion                                   -        1,936,863         1,936,863         (223,071)          1994          40
NM      Ellison                            620,366        1,767,680         2,388,046         (214,085)          1994          40
NM      Hotel Circle                       255,163        1,664,901         1,920,064         (132,548)          1994          40
NM      Eubank                             577,099        1,780,088         2,357,187         (208,197)          1994          40
NM      Coors                              494,400        1,434,053         1,928,453         (157,058)          1994          40
NM      Osuna                              696,685        2,095,248         2,791,933         (216,300)          1994          40
NM      Santa Fe/875 W San Mateo         1,055,760        2,911,891         3,967,651          (63,335)          1998          40
NM      Albuquerque/Central Ave,E          549,778        1,617,700         2,167,478         (116,943)          1998          40
NV      Rainbow                            892,753        2,498,186         3,390,939         (263,580)          1994          40
NV      Oakey                              663,607        1,874,579         2,538,186         (195,576)          1995          40
NV      Tropicana                          815,085        2,366,179         3,181,264         (249,232)          1994          40
NV      Sunset                             947,534        2,738,132         3,685,666         (292,450)          1994          40
NV      Sahara                           1,217,560        3,417,370         4,634,930         (341,863)          1995          40
NV      Charleston                         558,006        1,570,627         2,128,633         (133,456)          1995          40
NV      L. Vegas-Sahara/Pioneer          1,043,938        2,904,290         3,948,228         (206,240)          1996          40
NV      Las Vegas/S Nellis Blvd            621,016        1,831,966         2,452,982          (65,968)          1997          40
NV      Las Vegas/W Cheyenne Rd            815,468        2,235,127         3,050,595          (48,233)          1998          40
NV      Henderson/Stephanie Pl           1,623,290        4,399,652         6,022,942          (65,426)          1998          40
NV      Las Vegas/58                       929,185        2,522,869         3,452,054          (38,407)          1998          40
NY      Coram                            1,980,960        5,445,014         7,425,975         (342,975)          1996          40
NY      Mahopac/Rt 6 and Lupi Ct         1,302,537        3,565,187         4,867,724         (116,156)          1997          40
NY      Kingston/Sawkill Rd                680,141        1,921,551         2,601,692          (71,281)          1997          40
NY      New Paltz/So Putt Corners          550,012        1,618,863         2,168,876          (58,654)          1997          40
NY      Saugerties/Route 32                680,020        1,997,275         2,677,295          (79,242)          1997          40
NY      Amsterdam/Route 5 So               397,286        1,129,872         1,527,157          (41,417)          1997          40
NY      Ridge/Middle Country Rd          1,357,430        3,709,386         5,066,816          (81,249)          1998          40
NY      Bronx/Third Avenue                 763,367        2,144,125         2,907,492          (43,569)          1998          40
NY      New Rochelle/Huguenot St         1,360,120        3,780,341         5,140,461          (74,581)          1998          40
NY      Mt Vernon/Northwest St                   -        5,227,853         5,227,853         (101,212)          1998          40
NY      Bronx/Zerega Avenue              1,586,900        4,383,490         5,970,390          (85,664)          1998          40
NY      Bronx\Bruckner Blvd East         4,641,070       12,683,916        17,324,986         (241,959)          1998          40
NY      Bronx/112 Bruckner Blvd West     2,813,340        7,606,440        10,419,780          (48,198)          1998          40
NY      Brooklyn/Albemarle Rd            3,321,900        8,984,148        12,306,048          (57,000)          1998          40
NY      Long Island City/Starr           4,228,040       11,434,118        15,662,158          (72,428)          1998          40
NY      New York/W 143rd St              2,568,180        6,946,318         9,514,498          (44,167)          1998          40
NY      Brooklyn/John St                 3,319,740        8,977,301        12,297,041          (56,963)          1998          40
NY      New York/W 21st St.              3,178,840        8,607,272        11,786,112          (54,637)          1998          40
OH      Akron/Chenoweth Road               541,660        1,611,053         2,152,714          (82,568)          1997          40
OH      Streetsboro/Frost Road             622,985        1,907,337         2,530,322          (99,461)          1997          40
OH      Franklin/Conover Drive             430,907          650,933         1,081,841          (33,280)          1997          40
OH      Kent/Cherry Street                 514,696        1,490,714         2,005,411          (76,225)          1997          40
OH      Amerest/Leavitt                    393,156        1,179,997         1,573,154          (65,464)          1997          40
OH      East Lake/Lakeland Bvld            433,600        1,377,787         1,811,387          (67,347)          1997          40
OH      Mentor/Mentor Ave                1,052,164        2,989,947         4,042,112         (144,363)          1997          40
OH      Mentor/Heisley Road                338,504        1,048,736         1,387,241          (50,167)          1997          40
OH      Columbus/W 15th St                  59,597          196,434           256,031           (9,185)          1997          40
OH      Columbus/Eastwood Dr                83,159          248,892           332,050          (11,164)          1997          40
OH      Columbus/W Broad St                891,738        2,593,079         3,484,817          (80,854)          1997          40
OH      Columbus/S High St                 785,018        2,205,780         2,990,798          (66,265)          1997          40
OH      Columbus/Innis Rd                1,694,130        4,667,186         6,361,316         (133,004)          1997          40
OH      Columbus/E Main St                 665,547        1,933,688         2,599,235          (61,623)          1997          40
OH      Columbus/E Cooke Rd              1,180,475        3,329,454         4,509,929          (81,641)          1997          40
OH      Worthington/Reliance St            519,187        1,470,001         1,989,188          (44,791)          1997          40
OH      Delaware/State Rt 23                76,506          251,676           328,182          (11,190)          1997          40
OH      Trotwood/Salem Bend Dr           1,041,420        2,949,334         3,990,754          (89,649)          1997          40
OH      Worthington/Alta View Blv          437,308        1,196,315         1,633,623          (37,865)          1997          40
OH      Columbus/W Dublin-Grand            801,749        2,238,909         3,040,658          (61,266)          1997          40
OH      Dublin/Old Avery Road              712,038        1,983,201         2,695,239          (54,151)          1997          40
OH      Hilliard/Parkway Lane              739,230        2,047,294         2,786,524          (65,517)          1997          40
OH      Columbus/Urlin Avenue              803,372        2,222,783         3,026,155          (35,116)          1998          40
OH      Columbus/Schofield Dr              578,248        1,644,806         2,223,054          (20,531)          1998          40
OH      Columbus/Wilson Road               729,548        2,050,902         2,780,450          (25,247)          1998          40
OH      Columbus/2929 Dublin Rd            707,428        1,954,697         2,662,125          (23,817)          1998          40
OH      Columbus/Kenny Road                715,395        2,012,241         2,727,636          (25,140)          1998          40
OH      Columbus/South Hamilton            357,786        1,030,383         1,388,169          (13,632)          1998          40
OK      Sooner Road                        453,185        1,345,254         1,798,439         (164,212)          1994          40
OK      10th Street                        621,413        1,568,382         2,189,795         (124,455)          1994          40
OK      Moore                              281,912          935,230         1,217,142         (122,995)          1994          40
OK      Midwest City                       443,545        1,273,802         1,717,347         (156,049)          1994          40
OK      Meridian                           244,143        1,104,397         1,348,540         (122,721)          1994          40
OK      Air Depot                          347,690        1,081,533         1,429,223         (138,009)          1994          40
OK      Peoria                             540,318        1,573,501         2,113,819         (153,879)          1995          40
OK      11th & Mingo                       757,054        2,207,519         2,964,573         (219,011)          1995          40
OK      Skelly                             173,331          574,726           748,057          (63,409)          1995          40
OK      Lewis                              626,512        1,802,636         2,429,148         (177,740)          1995          40
OK      Sheridan                           531,978        1,598,512         2,130,490         (159,444)          1995          40
OK      OKC/33rd Street                    270,631          839,366         1,109,997          (67,772)          1996          40
OK      Oklahoma City/Western              722,125        1,967,630         2,689,755          (99,014)          1997          40
OK      Tulsa/So Garnett Road              358,960        1,122,105         1,481,065          (36,025)          1997          40
OK      NW Expressway/Roxbury              598,527        1,823,421         2,421,948         (181,362)          1998          40
OR      Portland/229th Ave.              1,201,928        3,316,517         4,518,445         (215,965)          1996          40
OR      Portland/Murray Blvd.            1,090,568        2,994,766         4,085,335         (194,330)          1996          40
OR      Portland/185th Ave.              1,340,728        3,651,650         4,992,378         (233,920)          1996          40
PA      Philadelphia                     1,574,060        2,904,954         4,479,014         (669,470)          1990          40
PA      King of Prussia                  1,354,360        3,739,235         5,093,595         (349,753)          1995          40
PA      Warminster                         891,048        2,516,764         3,407,812         (238,988)          1995          40
PA      Allentown                          578,632        1,673,485         2,252,117         (168,283)          1995          40
PA      Bethlehem                          843,324        2,389,090         3,232,414         (234,753)          1995          40
PA      Norristown                         872,158        2,445,759         3,317,917         (179,934)          1996          40
PA      Malverne/E. Lancaster              590,524        3,470,668         4,061,192         (117,883)          1997          40
PA      West Chester/Dowington Pk          568,490        1,638,371         2,206,862          (84,935)          1997          40
PA      Huntingdon Valley/Welsh            583,650        1,589,824         2,173,474          (42,492)          1998          40
PA      Philadelphia/Wayne Ave           1,781,940        4,832,991         6,614,931          (30,503)          1998          40
TN      SUSA Partnership L.P.           35,393,885       62,185,043        97,578,928       (1,178,133)          1994           5
TN      Summer                             172,093        2,730,050         2,902,143         (762,014)          1986          40
TN      Union                              286,925        1,935,261         2,222,186         (512,636)          1987          40
TN      Memphis/Mt Moriah                1,034,880        2,616,054         3,650,934         (454,689)          1989          40
TN      Antioch/Nashville                  822,125        2,393,006         3,215,131         (291,309)          1994          40
TN      Keyport (Gateway)                  403,492        1,165,365         1,568,857         (134,267)          1994          40
TN      Chattanooga                        684,433        1,394,747         2,079,180         (113,594)          1995          40
TN      E. Mt. Moriah                      638,849        2,350,911         2,989,760         (155,374)          1995          40
TN      Winchester                         774,068        2,330,974         3,105,042          (61,204)          1997          40
TN      Nashville/Lebanon Pike           1,369,778        3,780,786         5,150,564         (247,739)          1996          40
TN      Nashville/Haywood                  427,248        1,227,663         1,654,910          (81,440)          1996          40
TN      Nashville/Murfreesboro             348,797          986,984         1,335,781          (63,940)          1996          40
TN      Memphis/2939 Poplar              1,905,195        4,551,521         6,456,716          (53,778)          1997          40
TN      Nashville                        1,441,549        3,946,925         5,388,474         (214,800)          1996          40
TN      Murfreesboro                     1,226,319        3,419,273         4,645,593         (189,628)          1996          40
TN      Nashville/Old Hickory RD         1,275,879        3,586,526         4,862,405         (202,393)          1996          40
TN      Antioch/Bell Rd                    845,328        2,389,817         3,235,145         (138,919)          1996          40
TN      Franklin/Liberty Pike              848,428        2,390,534         3,238,963         (142,757)          1996          40
TN      Memphis/5675 Summer                400,430        1,139,618         1,540,048          (54,919)          1997          40
TN      Memphis/47                         426,741        1,292,062         1,718,803          (61,974)          1997          40
TN      Memphis/Madison                    190,272          618,110           808,383          (35,392)          1997          40
TN      Memphis/Raleigh/LaGrange           283,688          845,004         1,128,693          (40,662)          1997          40
TN      LAMAR                              233,998          732,020           966,019          (36,776)          1997          40
TN      Memphis/American Way               327,439        1,012,211         1,339,650          (47,837)          1997          40
TN      Memphis/639                        349,850        1,020,311         1,370,162          (47,464)          1997          40
TN      Collierville/W Poplar            1,122,350        2,388,408         3,510,758          (80,740)          1997          40
TN      Antioch/2757 Murfreesboro        1,301,094        3,636,591         4,937,685         (130,623)          1997          40
TN      Memphis/Shelby Oaks                446,424        1,306,355         1,752,779          (38,435)          1997          40
TN      Cordova/Autumn Creek               760,818        2,091,273         2,852,091          (60,872)          1998          40
TN      Cordova/N Germantown               991,310        2,747,289         3,738,599          (60,549)          1998          40
TN      Cordova/Moriarty Rd                679,285        1,882,371         2,561,656          (43,038)          1998          40
TN      Collierville/Commerce Pky          232,210          719,071           951,281          (20,263)          1998          40
TN      Cordova/389 N Germantown Pkwy    1,434,990        2,375,660         3,810,650          (25,412)          1998          40
TN      Memphis/Hickory Hill                     -            4,138             4,138             (200)          1998          40
TN      Memphis/73                       1,037,880        2,806,120         3,844,000                -           1998          40
TX      Ft. Worth Avenue                   393,893        1,172,586         1,566,479         (137,407)          1994          40
TX      Euless                             359,330        1,249,648         1,608,978         (132,836)          1994          40
TX      North Freeway                      687,758        2,008,901         2,696,659         (216,906)          1994          40
TX      South Freeway                      441,599        1,343,766         1,785,365         (141,442)          1994          40
TX      White Settlement                 1,370,310        3,308,760         4,679,070         (345,894)          1994          40
TX      Airport Freeway                    616,535        1,867,311         2,483,846         (208,930)          1994          40
TX      Midway                           1,169,860        3,159,479         4,329,339         (280,887)          1994          40
TX      Dallas/Preston                   1,194,740        3,269,535         4,464,275         (262,497)          1995          40
TX      Euless/Bedford                     927,520        2,593,734         3,521,254         (173,885)          1996          40
TX      Spring                           1,114,298        3,048,670         4,162,968         (174,664)          1996          40
TX      Sugarland                          681,063        1,953,984         2,635,047         (111,586)          1996          40
TX      Dallas/Dallas Parkway              895,071        2,466,330         3,361,401         (120,014)          1997          40
TX      Alvin/Mustang Road                 372,810        1,084,975         1,457,786          (71,029)          1997          40
TX      Clute/Brazos Park Drive            614,354        1,737,380         2,351,734          (48,584)          1997          40
TX      Houston/South Main               1,105,840        3,000,990         4,106,830          (83,539)          1997          40
TX      Austin-McNeil Drive                916,980        2,493,727         3,410,707          (75,013)          1998          40
TX      Plano/Wagner Way                 1,046,620        2,842,233         3,888,853          (84,791)          1998          40
TX      Carrollton/W Frankford Rd          797,598        2,166,757         2,964,355          (56,013)          1998          40
TX      Pasadena/Red Bluff Rd              605,356        1,694,278         2,299,634          (45,189)          1998          40
TX      Dallas/N Central Express         1,215,080        3,331,796         4,546,876          (95,905)          1998          40
TX      Spring/Spring Stuebner             621,986        1,710,845         2,332,831          (33,706)          1998          40
TX      Addison/1628                     1,386,743        3,750,360         5,137,104              (13)          1998          40
UT      Orem                               629,867        1,799,492         2,429,359         (197,478)          1994          40
UT      Sandy                              949,065        2,640,845         3,589,910         (428,465)          1994          40
UT      West Valley 23                     576,248        1,597,121         2,173,369         (198,491)          1995          40
VA      Fairfax Station                  1,131,888        2,279,116         3,411,004         (297,148)          1993          40
VA      Chantilly                          882,257        3,114,204         3,996,461         (300,732)          1994          40
VA      Reston                             551,285        2,286,356         2,837,641         (158,900)          1996          40
VA      Falls Church                     1,226,740        3,552,601         4,779,341         (297,050)          1995          40
VA      Willow Lawn                      1,519,688        4,146,239         5,665,927         (243,526)          1996          40
VA      Stafford/Jefferson Davis           756,323        2,088,015         2,844,338         (121,776)          1996          40
VA      Fredericksburg/Jefferson           672,985        1,856,139         2,529,124         (105,929)          1996          40
VA      Charlottesville/Seminole           752,889        2,072,231         2,825,120         (119,839)          1996          40
VA      Fredericksburg/Plank               850,195        2,324,438         3,174,633         (132,947)          1996          40
VA      Alexandria/N Henry St            2,424,650        6,626,685         9,051,335         (182,847)          1997          40
VA      Falls Church/Hollywood Rd        2,209,060        6,010,621         8,219,681         (165,154)          1997          40
VA      Alexandria/Kings Centre          1,612,519        2,217,793         3,830,313          (24,392)          1998          40
WA      Vancouver/78th St.                 756,643        2,100,780         2,857,423         (137,956)          1996          40
                                       ===============================================================
                                       429,723,135    1,186,491,760     1,616,214,894      (73,495,612)
                                       ===============================================================


(In thousands)
Balance at December 31, 1997                                                     1,242,864
         Additions during period:
              Acquisitions-other                               293,578
              Development                                       57,046
              Facility expansions                                1,867
              Improvements and other                            29,581
                                                              --------
                                                                                   382,072
        Deductions during period:
              Properties exchanged                              (8,721)
                                                              --------
                                                                                    (8,721)
                                                                                 ---------
Balance at December 31, 1998                                                     1,616,215
                                                                                 =========

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of Storage USA, Inc.


         Our  report  on  the   consolidated   financial   statements   of  SUSA
Partnership, L.P. has been incorporated by reference in this Form 10-K. In connection with out audits of such financial statements, we have also audited the related financial statement schedule incorporated by reference in this Form 10-K.

         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


PricewaterhouseCoopers LLP



Baltimore, Maryland
February 3, 1999