Form 10-K, Exhibit 13
period 1999-12-31
SUSA PARTNERSHIP LP
filed 2000-03-30
CIK 1011991

SELECTED FINANCIAL DATA


Amounts in thousands, except share and per share data
---------------------------------------------------------------------------------------------------------------------------

Year ended                                            1999            1998             1997            1996            1995
---------------------------------------------------------------------------------------------------------------------------
Property revenues                               $  252,718      $  222,004       $  160,570      $  107,309       $  68,007

Property expenses                                  132,154         116,094           78,796          53,672          34,525
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Income from property operations                 $  120,564      $  105,910       $   81,774      $   53,637       $  33,482
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Interest expense, net                           $  (42,222)     $  (36,873)      $  (16,028)     $   (7,557)      $  (2,838)
---------------------------------------------------------------------------------------------------------------------------
Income before minority interest and gain
on exchange                                         78,342          69,037           65,746          46,080          30,644

Gain/(loss) on exchange of self-storage
facilities                                             181            (284)           2,569             288              -

Minority interest                                     (463)            (52)            (381)           (157)           (224)

Distribution to preferred unitholder                (5,769)           (769)              -               -               -
---------------------------------------------------------------------------------------------------------------------------
Net income                                       $  72,291      $   67,932        $  67,934       $  46,211        $ 30,420
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Basic net income per common unit                 $    2.29      $     2.18        $    2.33       $    2.09        $   1.87
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Diluted net income per common unit               $    2.28      $     2.17        $    2.31       $    2.07        $   1.86
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Distributions per common unit                    $    2.68      $     2.56        $    2.40       $    2.25        $   2.04
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Funds from operations (FFO)                      $  96,484      $   96,325       $   84,148      $   57,941       $  38,053
---------------------------------------------------------------------------------------------------------------------------
Cash flows from:
Operating activities                             $ 104,920      $   94,797       $   72,157      $   59,758       $  37,775

Investing activities                               (34,520)       (332,919)        (362,888)       (276,880)       (217,168)

Financing activities                               (71,059)        239,571          290,291         215,669         178,917
---------------------------------------------------------------------------------------------------------------------------
As of December 31:
Total assets                                    $1,754,919     $ 1,705,653      $ 1,259,682      $  845,307       $ 509,525

Total debt                                         818,116         797,124          474,609         198,454         114,275

Partners' capital                                  736,470         736,843          651,323         560,350         351,682
---------------------------------------------------------------------------------------------------------------------------
Units outstanding                               31,521,025      31,469,919       30,463,425      26,626,824      18,587,786
---------------------------------------------------------------------------------------------------------------------------

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

 . Physical Occupancy means the total net rentable square feet rented as of the date (or period if indicated) divided by the total net rentable square feet available.
 .  Scheduled Rent Per Square Foot means the average market rate per square foot of rentable space.
 .  Net Rental Income means income from self-storage rentals less discounts.
 .  Realized Rent Per Square Foot means the annualized result of dividing Net
   Rental Income by total square feet rented.
 . Direct Property Operating Cost means the costs incurred in the operation of a facility, such as utilities, real estate taxes, and on-site personnel. Costs incurred in the management of all facilities, such as accounting personnel and management level operations personnel are excluded.
 .  Net Operating Income ("NOI") means total property revenues less Direct
   Property Operating Costs.
 .  Annual Capitalization Rate ("Cap Rate")/ Yield means NOI of a facility divided by the total capitalized costs of the facility.
 . Funds from operations ("FFO") means net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization of revenue-producing property, and after adjustments for unconsolidated partnerships and joint ventures.
 . Same-Store Facilities includes all facilities that we owned for the entire period of both comparison periods. Development properties and expansions are removed from these groups to avoid skewing the results.


                                    Overview

  SUSA Partnership, L.P. is one of the largest owners and operators of self-storage space in the United States. We are a fully integrated, self-administered and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-
storage facilities.   As of December 31, 1999, we owned, managed and franchised
507 facilities containing 34.1 million square feet in 31 states and the District of Columbia.

Internal Growth

  During 1999, we continued to pursue our internal growth strategy of aggressively marketing available space and renewing existing leases at higher rents per square foot, while controlling expense growth. Our internal growth can best be evaluated by examining the "year over year" results of our same-store facilities which showed revenue growth of 5.3%, expense reduction of (1.1%) and overall NOI growth of 8.0% for the year.

  The following table details selected same-store statistics comparing 1999 results to 1998 results at the end of each quarter:

                                                                     Scheduled    Scheduled
Quarter/Year     Number of   Same-store    Same-store   Same-store    Rent Per     Rent Per     % Increase    Physical    Physical
Ended:           Same-store    Revenue      Expense        NOI %     Square Foot  Square Foot  in Rent Per   Occupancy   Occupancy
                 Facilities    Growth        Growth       Growth        1999         1998      Square Foot      1999        1998
----------------------------------------------------------------------------------------------------------------------------------
March 31             318         6.3%         0.7%          8.9%       $10.83       $10.18          6.4%         86%         86%
June 30              298         5.3%        (1.9%)         8.2%       $10.87       $10.20          6.6%         87%         87%
September 30         312         5.5%        (3.4%)         9.1%       $11.06       $10.41          6.2%         88%         89%
December 31          321         4.6%        (1.7%)         7.2%       $11.32       $10.69          5.9%         86%         87%
Year, 1999           271         5.3%        (1.1%)         8.0%       $10.93       $10.28          6.3%         87%         87%


  The following table details selected same-store statistics comparing 1998 results to 1997 results at the end of each quarter:

                                                                    Scheduled    Scheduled
Quarter/Year     Number of   Same-store   Same-store   Same-store    Rent Per     Rent Per     % Increase    Physical    Physical
Ended:           Same-store    Revenue      Expense       NOI %     Square Foot  Square Foot  in Rent Per   Occupancy   Occupancy
                 Facilities    Growth       Growth       Growth        1998         1997      Square Foot      1998        1997
---------------------------------------------------------------------------------------------------------------------------------
March 31             216         5.2%         4.9%         5.3%       $10.46        $9.86          6.1%         86%         86%
June 30              223         6.5%         2.5%         8.1%       $10.53        $9.92          6.2%         89%         88%
September 30         259         6.5%         3.8%         7.6%       $10.32        $9.72          6.3%         89%         89%
December 31          266         6.2%         1.5%         8.2%       $10.63        $9.81          8.4%         87%         87%
Year, 1998           205         5.9%         3.1%         6.9%       $10.69        $9.97          7.2%         87%         87%

  The following table displays the same-store results for fiscal year 1999 for our 10 largest same-store markets as measured by NOI. Same-store properties for fiscal year 1999 include all properties that we have owned since January 1, 1998.


                               Number of   % of Total   Same-store   Same-store   Same-store   % Change in
                               Same-store  Same-store     Revenue      Expense       NOI %      Net Rental
Market                         Facilities      NOI        Growth       Growth       Growth        Income
S. California/Los Angeles           44        20.6%        11.5%        -0.1%        16.1%         11.4%
Baltimore/Washington                16        10.0%         3.7%        -1.8%         5.1%          5.0%
S. Florida                          14         7.7%         3.3%        -2.9%         5.8%          4.1%
N. California                        8         4.0%         1.5%        -2.2%         2.5%          2.0%
Arizona/Phoenix                     13         3.8%         4.9%         2.4%         6.0%          5.1%
New York/North New Jersey           13         8.5%         4.1%        -0.2%         5.7%          3.1%
Pennsylvania/Philadelphia           11         3.8%         8.6%         3.7%        10.6%          8.1%
Tennessee/Nashville                  8         2.9%        -0.7%        -4.6%         0.8%         -1.0%
Texas/Dallas                         6         2.6%         4.0%        -5.9%         8.5%          3.3%
S. California/San Diego              6         3.2%        11.2%        -4.2%        16.4%         11.2%
All same-store facilities          271       100.0%         5.3%        -1.1%         8.0%          5.4%


                                  % Change in     % Change in    Physical
                                Actual Rent Per     Occupied    Occupancy
Market                            Square Foot     Square Feet      1999
S. California/Los Angeles            8.9%          2.2%            90%
Baltimore/Washington                 6.2%         -1.1%            92%
S. Florida                           5.8%         -1.6%            80%
N. California                        8.0%         -5.5%            91%
Arizona/Phoenix                      5.3%         -0.2%            83%
New York/North New Jersey            3.6%         -0.5%            91%
Pennsylvania/Philadelphia            5.6%          2.4%            93%
Tennessee/Nashville                  2.4%         -3.4%            81%
Texas/Dallas                         6.2%         -2.7%            87%
S. California/San Diego             11.0%          0.1%            91%
All same-store facilities            6.0%         -0.1%            87%

Note: These 10 markets cover 67.1 % of the same-store NOI.

External Growth

  We also continued to focus on our external growth strategy during the year.
In 1999, we invested $91 million to acquire 16 facilities. These acquisitions were located predominately in the metro New York area or were purchased from the
internal pipeline of Storage USA franchised facilities.   The following table
summarizes the number of facilities acquired in 1999, 1998 and 1997, the cost, net rentable square feet and the weighted average cost of acquisitions.



              Number              Net Rentable    Weighted
Year           of        Total      Square        Average
Acquired    Facilities    Cost       Feet          Cost
--------------------------------------------------------------------------------
(in thousands, except number of facilities)
1999           16      $ 91,000      1,168       $ 36,000
1998           59      $283,000      3,825       $144,000
1997          119      $353,000      7,183       $146,000

  We calculate weighted average cost based on the duration of time for which the acquired facilities were owned during the year. The weighted average cost reflects the dollar amount of acquisitions that will impact our net income during the year of acquisition.

  From a development and expansion prospective, we opened 8 new facilities and expanded an additional 14 during the year. Investments in development and expansion projects totaled $51.2 million during the year. The following table lists the newly developed properties opened in 1999, 1998 and 1997 and provides data relevant to their operating performance.

                                             Available          Physical                       Development
                            Number of       Square Feet        Occupancy       Rent Per           Cost
Year Placed in Service     Properties      (in thousands)     at 12/31/99     Square Foot    (in thousands)
------------------------------------------------------------------------------------------------------------
1999                          8                619                28%              $15.73         $35,467
1998                          7                536                58%              $12.57         $32,418
1997                          5                332                79%              $13.81         $20,905

  In connection with our joint ventures with General Electric Capital Corporation ("GE Capital) discussed in the Financing section below, we expect to transfer as many as 13 projects currently in early stages of development into the GE Capital development venture during the first quarter of 2000, representing projected total costs of $64.7 million, of which we have invested approximately $29.4 million to date. We plan to continue the development of seven projects within the REIT. The following tables summarize the details of these seven projects.


                                                                                        Expected Investment
                                                             Number of                ----------------------  Invested  Remaining
                                                             Facilities  Square Feet     Total      Per Foot  to Date   Investment
-----------------------------------------------------------------------------------------------------------------------------------
(in thousands except facility and per square foot figures)
Developments under construction                                4           273         $24,481      $89.67   $18,367     $ 6,114
Developments in planning/design                                3           269         $23,125      $85.97   $12,481     $10,644
-----------------------------------------------------------------------------------------------------------------------------------
Total development in process                                   7           542         $47,606      $87.83   $30,848     $16,758


                                                           Expected to be placed in service
                                              ---------------------------------------------------------
                                                Q1 2000  Q2 2000  Q3 2000  Q4 2000   2001-2002    Total
-------------------------------------------------------------------------------------------------------
(in thousands)
Development properties                          $-       $14,008  $10,473  $18,228   $  4,897   $47,606

  Development projects underway are concentrated in the Baltimore-Washington and New York areas.

  To take advantage of areas where we operate and demand continues to exceed the current supply, we actively review our portfolio for expansion opportunities. The following table supplies information about the expansions completed in 1999,1998 and 1997.

                                                           Available
                                        Average           Square Feet          Physical                           Expansion
Year Placed           Number of      % Increase in      After Expansion       Occupancy         Rent Per             Cost
In Service            Facilities      Square Feet        (in thousands)      at 12/31/99      Square Foot       (in thousands)
-------------------------------------------------------------------------------------------------------------------------------
1999                    14                40%                  964              68%            $11.48            $15,696
1998                     6                45%                  429              73%            $11.56            $ 5,443
1997                     8                35%                  579              80%            $11.11            $ 6,610

  The expansions in process and the anticipated timing of opening those expansions are shown in the below two tables.

                                                              Number of                  Expected              Invested  Remaining
                                                                                        Investment
                                                                                     ------------------------
                                                              Facilities  Square Feet     Total      Per Foot  to Date   Investment
-----------------------------------------------------------------------------------------------------------------------------------
(in thousands except facility and per square foot figures)
Expansions under construction                                   7            155          $ 9,678    $62.43   $ 5,129     $ 4,549
Expansions in planning/process                                 16            352          $21,425    $60.87   $ 4,934     $16,491
-----------------------------------------------------------------------------------------------------------------------------------
Total expansions in process                                    23            507          $31,103    $61.34   $10,063     $21,040

                                                            Expected to be placed in service
                           -------------------------------------------------------------------------------------------------
                                   Q1 2000          Q2 2000          Q3 2000          Q4 2000       2001-2002          Total
----------------------------------------------------------------------------------------------------------------------------
(in thousands)
Expansion  facilities               $6,207           $1,845           $6,606           $4,807      $   11,638        $31,103


Financing

  During the year, we were also able to create greater financial flexibility.
In the second quarter of 1999, we formed a joint venture with Fidelity Management Trust Company (the "Fidelity Venture"), to raise capital. We contributed 32 self-storage facilities with a total value of $144 million to the Fidelity Venture in return for $131 million in cash and a 25% interest in the joint venture. We utilized approximately $90 million of these proceeds to acquire in tax-free exchanges new self-storage facilities that have greater growth potential than the facilities that were contributed. Also, during the second quarter, we closed on a $200 million unsecured revolving credit line with a group of commercial banks, representing a $50 million increase from our previous line of credit. Finally, during the fourth quarter, we formed two joint ventures with GE Capital ("GE Ventures"), providing a total investment capacity of $400 million for acquisitions and development of self-storage properties. We plan to fund substantially all of our new acquisition and development over the next two years through the GE Ventures.

  In December of 1999, the GP announced a Board authorized plan to repurchase up to 5% of its common shares outstanding through open market and private purchases. The timing of the purchases, the length of time that the program will continue and the exact number of shares to be purchased will be dependent upon prevailing market conditions. As of December 31, 1999, the GP repurchased 250 thousand shares at an average price of $28.91.

                             Results of Operations

  The following table reflects selected income and expense categories, for the years ended 1999, 1998 and 1997, based on a percentage of total revenues, and is referred to in the discussion that follows:


For the year
ended December 31,                  1999         1998            1997
-------------------------------------------------------------------------------
REVENUES
Rental income                       96.5%        97.9%           98.3%
Other income                         3.5%         2.1%            1.7%
-------------------------------------------------------------------------------
Total income                       100.0%       100.0%          100.0%
EXPENSES
Property operations                 24.4%        25.2%           24.8%
Taxes                                8.4%         8.4%            7.9%
General and administrative           5.6%         5.3%            4.2%
-------------------------------------------------------------------------------

  Rental income increased $26.5 million, or 12.2% in fiscal year 1999 and $59.5 million, or 37.7% in fiscal year 1998. These increases are primarily a result of recognizing a full year of rental income on the 1998 acquisitions and our internal growth, offset by the sale of facilities to the Fidelity Venture discussed in the section entitled "Overview". The primary contributors to rental income growth for 1999 and 1998 are summarized in the table below:


Rental Income Growth                      1999                  1998
------------------------------------------------------------------------
(in thousands)
Preceding year acquisitions            $ 20,441                $30,490
Same-store facilities                     8,032                  6,675
Current year acquisitions                 5,822                 20,727
Current year dispositions               (12,568)                  (247)
Other                                     4,728                  1,869
                                      --------------------------------
                                       $ 26,455                $59,514

  The majority of the other rental income growth is attributed to newly developed and expanded facilities. The majority of the same-store Facilities revenue growth for 1999 was provided by an approximate 6.0% increase in realized rent per square foot, from $9.27 per square foot in 1998 to $9.83 for 1999. Physical occupancy during this period remained constant at 87%. For 1998, a Realized Rent per Square Foot increase of 5.5%, from $9.15 to $9.65, contributed to the bulk of same-store rental income growth, with occupancy remaining constant at 87%.

  We have reevaluated the amounts that we charge our customers and have implemented a new late fee policy reducing our late fees. We cannot currently determine the amount by which this new policy will reduce our revenue in future periods for a number of reasons, including the fact that our late fee charges vary across the country, they varied at facilities we acquired and facility managers have the discretion to waive late fees. However, the fee change could reduce revenues in 2000 by as much as $5 million. We expect that any revenue reduction may be offset, in part by increased rents, increased late fee collection efforts, and continued efficiencies in our operating margins, but we are not yet able to estimate the net effect of these items. You should refer to the discussions under "Legal Proceedings" and "Forward-Looking Statements and Risk Factors" for additional information relevant to our late fee charges.

  Other income grew $4.3 million in fiscal year 1999, and $1.9 million in fiscal
year 1998.   Other income consisted primarily of revenue from facility-specific activities (rental of floor and storage space for locks and packaging materials, truck rentals and ground rents for cellular telephone antenna towers and billboards), revenue for the management of facilities owned by third parties, and the proportionate share of net income of equity investments including joint ventures and Storage USA Franchise Corp. (Franchise). A summary of these amounts is as follows:


    For the year ended
    December 31,                                      1999            1998          1997
-----------------------------------------------------------------------------------------
    Facility specific revenue                       $4,117          $3,371        $1,518
    Management fees                                  2,055           1,079           809
    Share of net income of equity investments        2,779             242           445
                                            ---------------------------------------------
    Total other income                              $8,951          $4,692        $2,772
                                            =============================================

    As a percentage of revenues, cost of property operations and maintenance increased from 24.8% in 1997 to 25.2% in 1998 and then decreased to 24.4% in 1999. The trend as a percentage of revenues is for cost of property operations to decrease over time due to same-store revenue growth outpacing expense growth. In 1998, this trend was offset from having a larger number of newly developed properties open and facilities being acquired while in lease-up stage. As these facilities had not yet reached their full revenue potential and expenses were relatively fixed, the cost of property operations as a percentage of revenues tended to be higher. The trend normalized in 1999.
    Tax expense as a percentage of revenues was 8.4% in 1999, 8.4% in 1998 and 7.9% in 1997. Tax expense as a percentage of revenues trends down as a result of revenue growth outpacing tax expense growth. In 1998 this trend was offset by the impact discussed above of the larger number of facilities in lease-up. In 1999, a number of our larger properties were reassessed by their respective tax jurisdictions, causing an increase in expense, and offsetting any decrease caused by revenue growth.
    General and administrative expense ("G&A") as a percentage of revenues increased during 1999 to 5.6% from 5.3% in 1998 and from 4.2% in 1997. G&A increased $2.6 million in 1999 as compared to 1998 and $6.0 million in 1998 as compared to 1997. The continued growth in G&A is a result of the expansion of our administration, acquisition and development, management information systems, human resources, and legal departments in connection with the implementation of our internal and external growth strategies. The growth in 1999 was also impacted by $600 thousand of expense recognized in connection with a 1999 enacted Tennessee law that subjects limited partnerships and limited liability corporations to the Tennessee Excise and Franchise tax.
    The increase in depreciation and amortization expense by $5.3 million in 1999 and $10.2 million in 1998 primarily reflects our acquisition of approximately $63 million of depreciable assets in 1999, $213 million in 1998 and $258 million in 1997.
    Interest expense was $55.3 million in 1999, $45.5 million in 1998 and $18.1 million in 1997. The interest expense was primarily from the sources listed in the table at the bottom of this page and was offset by capitalized interest.

                                1999                      1998                        1997
                       -----------------------   -------------------------   ------------------------
                       Weighted   Weighted       Weighted     Weighted       Weighted      Weighted
                       Average    Average        Average      Average        Average       Average
-----------------------------------------------------------------------------------------------------
Debt                 Borrowing  Interest Rate   Borrowing   Interest Rate   Borrowing   Interest Rate
-----------------------------------------------------------------------------------------------------
(in thousands)
Notes payable             $600,000      7.41%       $ 494,200       7.41%       $172,877       7.22%
Lines of credit           $ 93,122      6.39%         $ 78,900      6.73%       $ 45,610       6.96%
Mortgages payable         $ 72,968      9.92%         $ 55,281      9.76%       $ 39,304       9.95%
Other borrowings          $ 45,898      7.50%        $ 14,400       7.50%       $      -          -

     For a more detailed review of 1999 financing see the section entitled "Liquidity and Capital Resources."

    Interest income grew to $13.1 million from $8.7 million in 1998 and $2.1 million in 1997. Approximately $4.2 million of the increase in 1999 and $6.0 million of the increase in 1998 is from interest earned on advances from us to franchisees of Franchise. The remainder of the increase is from interest earned on amounts outstanding under the GP's 1995 Employee Stock Purchase and Loan Plan and earnings on overnight deposits.

  Gain/(loss) on exchange of storage facilities of $181 thousand in 1999, ($284) thousand in 1998 and $2.6 million in 1997 represents gains/(losses) on the disposition of our investments in storage facilities that were exchanged for cash and other self-storage facilities. In 1999 we sold 8 properties and contributed an additional 32 to the Fidelity joint venture. The $37.1 million gain on the Fidelity transaction was deferred until such time we dispose of interests in the Fidelity Venture. This diverse group of properties encompassed 20 states and the District of Columbia. In 1998 we sold one property in California, and in 1997 we exchanged six properties in Illinois, South Carolina and Louisiana for eight properties in Tennessee and Oklahoma.

                        Liquidity and Capital Resources

  Cash provided by operating activities was $104.9 million in 1999 as compared to $94.8 million in 1998 and $72.2 million in 1997. These increases are primarily a result of the significant expansion of our property portfolio. The items affecting the operating cash flows are discussed more fully in the "Results of Operations" section.

  During fiscal year 1999, we received $144.9 million in proceeds from the disposition of self-storage facilities, including those 32 facilities involved in the Fidelity Venture described in the section entitled "External Growth - Acquisitions." In order to redeploy these proceeds in a tax efficient manner, $95.3 million of the total proceeds were used to acquire additional properties and development land parcels in tax-free exchanges.

  We invested cash totaling $109.5 million in 1999 in the acquisition and improvement of self-storage facilities compared to $201.9 million during 1998 and $307.7 million during 1997. Of the $109.5 million invested in 1999 acquisitions and improvements, $82.5 million was funded with proceeds from the disposition transactions described above. We also issued units of limited partnership interest ("Units") worth $4.9 million relating to various acquisitions during the year. We invested cash of $71.5 million in 1999, $58.9 million in 1998 and $40.8 million in 1997 for land held for development and construction of self-storage facilities. Of the $71.5 million invested in 1999, $13.1 million reflected purchases of development land parcels through proceeds
from the dispositon transactions described above.   We also provided $40.3
million in 1999, $81.6 million in 1998 and $24.5 million in 1997 of financing to
franchisees of Storage USA Franchise Corp.   During, 1999, proceeds were also
received from certain franchisees, as thirteen repaid their loans during the period, generating $41.9 million in cash.

  Of the 20 newly developed facilities in process as of December 31, 1999, we expect to transfer as many as 13 of these projects to the GE Capital development venture described in the section above entitled "Overview - Financing". The remaining seven projects have an expected remaining investment of $16.8 million.  In addition to the development projects, we have 23 expansions of
existing facilities in process at December 31, 1999.   These projects have an
expected remaining investment of $21.0 million. We have $36.2 million of loan commitments to franchisees to fund as of December 31, 1999. In 2000, we also expect to invest approximately $19.0 million as part of our required equity contributions in the GE Capital joint ventures.

  As noted above, we sometimes acquire facilities in exchange for Units. The Units are redeemable after one year for cash or, at our option, shares of the GP's common stock. Sellers taking Units instead of cash are able to defer recognizing a taxable gain on the sale of their facilities until they sell or redeem their Units. At December 31, 1999 we had 3.7 million Units outstanding, of which the following Units were redeemable:

  82 thousand Units for an amount equal to the fair market value ($2.5 million, based upon a price per Unit of $30.250 at December 31, 1999) payable in cash or, at our option, by a promissory note payable in quarterly installments over two years with interest at the prime rate.

  3.6 million Units for amounts equal to the fair market value ($108.1 million, based upon a price per Unit of $30.250 at December 31, 1999) payable by us in cash or, at our option, in shares of the GP's common stock at the initial exchange ratio of one share for each Unit.

  We anticipate that the source of funds for any cash redemption of Units will be retained cash flow or proceeds from the future sale of our securities or other indebtedness. We have agreed to register any shares of the GP's common stock issued upon redemption of Units under the Securities Act of 1933.

  Between November 1996 and July 1998, the Partnership issued $600 million of notes payable. The notes are unsecured obligations of the Partnership, and may be redeemed at any time at the option of the Partnership, subject to a premium payment and other terms and conditions. The combined notes carry a weighted average interest rate of 7.37% and were issued at a price to yield a weighted average of 7.42%. The terms of the notes are staggered between seven and thirty years, maturing between 2003 and 2027.

  During 1999, we repurchased, under the GP's stock buy-back plan, 250,000 shares of common stock at a total cost of $7,228,000. Subject to prevailing market conditions and price levels, the GP expects to commit an additional $30 million in 2000 to this plan to purchase up to a total of 5% of the GP's outstanding shares, including shares repurchased in 1999.

  We initially fund our capital requirements primarily through the available lines of credit with the intention of refinancing these with long-term capital in the form of equity and debt securities when we determine that market conditions are favorable. At December 31, 1999, the GP can issue under currently effective shelf registration statements up to $650 million of common stock, preferred stock, depository shares and warrants and can also issue $250 million of unsecured, non-convertible senior debt securities of the Partnership. Our lines of credit bear interest at various spreads over LIBOR. We had net borrowings of $34.7 million in 1999 and $38.9 million in 1998, and net repayments of $20.9 million in 1997. Borrowings would have been greater in 1999 if we had not used $39.4 million of the proceeds received from the Fidelity Venture described in the section entitled "Overview - Financing" to reduce those lines of credit in the second quarter. Also, on May 26, 1999, we closed on a $200 million unsecured revolving credit line with a group of commercial banks, representing a $50 million increase from the previous line of credit. The line bears interest at a spread of 120 basis points over LIBOR, based on our current debt rating. The maturity was extended to March 31, 2002, and existing covenants were modified.

  Our overall debt policy, which is subject to change at the discretion of our Board of Directors, is to limit total indebtedness to the lessor of 50% of total assets at cost or that amount that will sustain a minimum debt service ratio of 2.5:1.

  In November 1998, we issued $65 million of 8.875% Cumulative Redeemable Preferred Partnership Units in a private placement. The proceeds from the issuance were used to pay down the line of credit.

  We expect to incur approximately $4.5 million for scheduled maintenance and repairs during the next twelve months and approximately $5.9 million to conform facilities acquired from 1994 to 1999 to our standards. Commencing in 2000, the Company will be committed under several new leases relating to corporate office space in Memphis. The leases have a term of fifteen years with estimated annual payments of $2.7 million. We have rented a portion of this space to others under several subleases at the same rent and substantially similar terms to our primary leases and expect to receive approximately $0.8 million annually from such subleases.

  We believe that borrowings under our current credit facilities combined with available cash from operations after dividend requirements will provide us with necessary liquidity and capital resources to meet the funding requirements of our remaining development and expansion pipeline, commitments to provide financing to franchisees, equity commitments of the GE Capital joint ventures and expected investments under the GP's stock-buy back plan. Additionally, no significant maturities are scheduled under any of our borrowings until 2003.

           Qualitative and Quantitative Disclosure About Market Risk

  We are exposed to certain financial market risks, the most predominant being fluctuations in interest rates on existing variable rate debt and the repricing of fixed rate debt at maturity. We monitor interest rate fluctuations as an integral part of our overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on our results. The effect of interest rate fluctuations historically has been small relative to other factors affecting operating results, such as rental rates and occupancy.

  Our operating results are affected by changes in interest rates primarily as a result of borrowing under our lines of credit. If interest rates increased by 25 basis points, our annual interest expense would have increased by approximately $203 thousand, based on balances outstanding during the year ending December 31, 1999.

  In July of 1999, we purchased an interest rate cap from a bank to protect us from interest rate volatility, particularly as it pertains to Y2K issues. In return for a $45 thousand upfront premium, we received protection if the 3-month LIBOR rate moved above 6.0% . We received approximately $40 thousand when the cap expired in February of 2000.

                             Funds from Operations

  We believe funds from operations ("FFO") should be considered in conjunction with net income and cash flows to facilitate a clear understanding of our operating results. FFO should not be considered as an alternative to net income, as a measure of our financial performance or as an alternative to cash flows from operating activities as a measure of liquidity. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. We follow the National Association of Real Estate Investment Trust's (NAREIT) definition of FFO. Our FFO may not be comparable to similarly titled measures of other REITs that calculate FFO differently. In calculating FFO per share, we add back only depreciation and amortization of revenue-producing property. As such, Our FFO and FFO per share may not be comparable to other REITs that may add back total depreciation and amortization.

  The following table illustrates the components of our FFO for the years ended December 31, 1999, 1998 and 1997:

                                                    Year  ended        Year ended          Year ended
                                                   December 31,       December 31,        December 31,
                                                       1999               1998                1997
--------------------------------------------------------------------------------------------------------
(in thousands except per share data)
Net income allocated to common unitholders                $72,291            $67,932             $67,934
(Gain)/loss on sale of assets                                (181)               284              (2,569)
Total depreciation & amortization                          35,164             29,880              19,667
Depreciation from unconsolidated entities                     370                 --                  --
Less: depreciation of non-revenue
  producing assets                                         (2,816)            (1,771)               (884)
--------------------------------------------------------------------------------------------------------
Consolidated FFO available to common                      104,828             96,325              84,148
 unitholders
--------------------------------------------------------------------------------------------------------
Weighted average diluted units                             31,672             31,271              29,366
--------------------------------------------------------------------------------------------------------
Distributions per unit                                    $  2.68            $  2.56             $  2.40
--------------------------------------------------------------------------------------------------------
Payout ratio                                                 81.0%              82.8%               83.0%
--------------------------------------------------------------------------------------------------------

  At its meeting on October 27, 1999, NAREIT clarified that FFO should include non-recurring results of operations, except those defined as "extraordinary
items" under generally accepted accounting principles (GAAP).   The
clarification of FFO is not effective until January 1, 2000. Since we have historically not added back non-recurring items to our calculation, the modification of the FFO definition will not have a material impact on previously reported FFO information.

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

                                  Competition

  We monitor the development of self-storage facilities in our markets. We have facilities in several markets where we believe overbuilding has occurred, including the following:

 .  Atlanta, GA (1.5% of portfolio square footage "sq. ft.")
 .  Las Vegas, NV (2.2% sq. ft.),
 .  Albuquerque, NM (1.8% sq. ft.),
 .  Nashville, TN (2.4% sq. ft.),
 .  Portland, OR (0.8% sq. ft.), and
 .  Dallas, TX (5.0% sq. ft.).

  In these markets we may experience a minimal reduction in Physical Occupancy and less growth in rental rates than other markets. Thus, our net rental income will not grow at the same rates as other areas of the country. As a result of the geographic diversity of our portfolio, we do not expect the potential for excess supply in these markets to have a significant impact on our financial condition or results of operations.

                                   Inflation

  We do not believe that inflation has had or will have a direct effect on our operations. Substantially all of the leases at our facilities allow for monthly rent increases, which provide us with the opportunity to achieve increases in rental income.

                                  Seasonality

  Our revenues typically have been higher in the third and fourth quarter primarily because we increase our rental rates on most of our storage units at the beginning of May. This also occurs to a lesser extent because self-storage facilities tend to experience greater occupancy during the late spring, summer, and early fall months due to the greater incidence of persons moving during those periods. Accordingly, a greater percentage of our customers come to us as a result of the moving. We believe that our tenant mix, rental structure, and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, we do not expect seasonality to materially affect our results of operations.

                              Year 2000 Compliance

  Many computer programs process transactions using two digits for the year of the transaction rather than four digits (i.e. "98" for the year 1998). Systems that process Year 2000 transactions with the year "00" may encounter significant processing inaccuracies or inoperability.

  We carried out a plan to ensure that all of our computer systems were Year 2000 ("Y2K") compliant. As of March 1, 2000, no material adverse effects on our operations were experienced.

                         Recent Accounting Developments

  See Note 16, "Recent Accounting Developments" in the Notes to Consolidated Financial Statements.

                            Qualification as a REIT

  The GP has operated and intends to continue to operate so as to qualify as a REIT under the federal income tax laws. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. There are no controlling authorities that deal specifically with many tax issues affecting a REIT that operates self-storage facilities. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT.

  New regulations, administrative interpretations or court decisions could adversely affect the GP's qualification as a REIT or the federal income tax consequences of such qualification. If the GP were to fail to qualify as a REIT in any taxable year, they would not be allowed a deduction for distributions to shareholders in computing their taxable income. The GP also would be subject to federal income tax (including any applicable alternative minimum tax) on their taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the GP also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. As a result, the cash available for distribution to shareholders would be reduced for each of the years involved. Although the GP currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election.

  On December 17, 1999, the Ticket to Work and Work Incentives Improvement Act of 1999 (the "Act") was signed into law. The Act includes several REIT provisions (the "REIT Provisions"). The REIT Provisions generally will be effective January 1, 2001 and will overhaul the existing tax rules applicable to
taxable subsidiaries of REITs.    Under the REIT Provisions, the GP will be
allowed to own all of the stock in taxable REIT subsidiaries ("TRSs"). In addition, a TRS will be allowed to perform "non-customary" services to our tenants (i.e. those types of services that would taint the rents from our tenants if provided by us). The use of TRSs, however, would be subject to restrictions, including the following:

 . no more than 20% of the REIT's assets may consist of securities of TRSs, . the tax deductibility of interest paid or accrued by a TRS to its affiliated
   REIT would be limited, and
 . a 100% excise tax would be imposed on non-arm's length transactions between a TRS and its affiliated REIT or the REIT's tenants.

  The GP expects to restructure its ownership interests in its current taxable subsidiaries and establish additional taxable subsidiaries once the Act is effective.

                               Legal Proceedings

  On July 22, 1999, a purported class action was filed against the GP and Partnership in the Circuit Court of Montgomery County, Maryland, under the style: Ralph Grunewald v. Storage USA, Inc. and SUSA Partnership, L.P., Case No. 201546V, seeking recovery of certain late fees paid by our tenants and an injunction against further assessment of similar fees. We filed a responsive pleading on September 17, 1999, setting out our answer and affirmative defenses, and believe that we have defenses to the claims in the suit and intend to vigorously defend it. The case is currently in discovery and no trial date has been set.

  On November 15, 1999 a purported class action was filed against the GP and Partnership in the Supreme Court of the State of New York, Ulster County, case no 99-3278 , also seeking the recovery of certain late and administrative fees paid by our tenants and an injunction against similar fees. We filed a responsive pleading on January 28, 2000. We believe that we have defenses to the suit and intend to vigorously defend it. The case is currently in discovery and no trial date has been set.

  While the ultimate resolution of this case will not have a material adverse effect on our financial position, if during any period the potential contingency should become probable, the results of operations in such period could be materially affected.


                  Forward Looking Statements and Risk Factors

  All statements contained in this section that are not historical facts are based on our current expectations. This includes statements regarding anticipated future development and acquisition activity, the impact of anticipated rental rate increases on our revenue growth, our 2000 anticipated revenues, expenses and returns, and future capital requirements. Words such as "believes", "expects", "anticipate", "intends", "plans" and "estimates" and variations of such words and similar words also identify forward looking statements. Such statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. The following factors, among others, could cause actual results to differ materially from the forward-looking statements:

  . Changes in the economic conditions in the markets in which we operate could negatively impact the financial resources of our customers, impairing our ability to raise rents.

  . Certain of our competitors with substantially greater financial resources than us could reduce the number of suitable acquisition opportunities offered to us and increase the price necessary to consummate the acquisition of particular facilities.
  . Competition for development sites could drive up costs, making it unfeasible for us to develop properties in certain markets.
  . Increased development of new facilities in our markets could result in over-supply and lower rental rates.
  . Amounts we charge for late fees are periodically under review, have been and are the subject of litigation against us and are, in some states, the subject of government regulation. Consequently, such amounts could change, materially affecting the results of operations.
  .  The conditions affecting the bank, debt and equity markets could change.
  . The availability of sufficient capital to finance our business plan on satisfactory terms could decrease.
  . Competition could increase, adversely effecting occupancy and rental rates, thereby reducing our revenue.
  . Costs related to compliance with laws, including environmental laws could increase.
  . General business and economic conditions could change, adversely effecting occupancy and rental rates, thereby reducing our revenue.
  . Other risk factors exist as described in our Annual Report on Form 10-K for the year ended December 31, 1999 and other reports filed from time to time with the Securities and Exchange Commission.

  We caution you not to place undue reliance on any such forward looking statements. We assume no obligation to update any forward-looking statements as a result of new information, subsequent events or any other circumstances. Such statements speak only as of the date that they are made.